Prospectus Supplement (To Prospectus Dated October 10, 2006)	Registration Statement No. 333-137902 Dated November 13, 2006; Rule 424(b)(3)

Deutsche Bank AG

Global Notes, Series A

We, Deutsche Bank AG, may offer our global notes at one or more times. The specific terms of any notes that we offer will be included in a term sheet, pricing supplement and/or product supplement, as the case may be. We refer to such term sheets, pricing supplements and product supplements generally as pricing supplements. The notes will have the following general terms:

•	The notes will bear interest at either a fixed rate or a floating rate that varies during the lifetime of the relevant notes, which, in either case, may be zero. Floating rates will be based on rates specified in the applicable pricing supplement.

•	The notes will pay interest, if any, on the dates stated in the applicable pricing supplement.

•	The applicable pricing supplement will specify whether the notes will be denominated in U.S. dollars or some other currency.

•	The notes will be held in global, book-entry form by The Depository Trust Company, unless the pricing supplement provides otherwise.

The pricing supplement may also specify that the notes will have additional terms, including the following:

•	The notes may be optionally or mandatorily exchangeable for securities of us or entities that are or are not affiliated with us, a basket or baskets of those securities, other property, or any combination of, or the cash value of, such securities or other property.

•	The amount of principal or interest may be determined by reference to one or more currencies, commodities or securities of us or entities that are or are not affiliated with us; or interest rates, or intangibles, articles or goods; or any other financial or economic or other measure or instrument, including the occurrence or non-occurrence of any event or circumstance; and/or indices or baskets of any of these items, including baskets of indices.

•	The notes may be either callable by us or puttable by you.

Investing in the notes involves risks. See “Foreign Currency Note Risks” beginning on page S-4.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these notes, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

These notes are not deposits or savings accounts but are our unsecured obligations. The notes are not insured by the Federal Deposit Insurance Corporation or any other U.S. or foreign governmental agency.

Deutsche Bank Securities Inc. (“DBSI”) and Deutsche Bank Trust Company Americas (“DBTCA”), which are our affiliates, have agreed to use reasonable efforts to solicit offers to purchase these notes as our selling agents to the extent either or both is named in the applicable pricing supplement. DBSI may also act on a firm commitment basis, but only if so specified in the applicable pricing supplement. Certain other selling agents to be named in the applicable pricing supplement may also be used to solicit such offers on either a reasonable efforts or firm commitment basis. The agents may also purchase these notes as principal at prices to be agreed upon at the time of sale. The agents may resell any notes they purchase as principal at prevailing market prices, or at other prices, as the agents determine.

The agents may use this prospectus supplement and the accompanying prospectus in connection with offers and sales of the notes in market-making transactions.

The date of this prospectus supplement is November 13, 2006.

SUMMARY

The following summary describes the notes we are offering under this program in general terms only. You should read the summary together with the more detailed information contained in this prospectus supplement, in the accompanying prospectus and in the applicable pricing supplement. We refer to the notes offered under this prospectus supplement as our “Series A notes” or “notes.” We refer to the offering of the Series A notes as our “Series A program.”

As used in this prospectus supplement, the “Bank,” “we” “our” or “us” refer to Deutsche Bank AG, including, as the context may require, acting through one of its branches.

Issuer	Deutsche Bank AG.

Notes offered	Global notes, Series A

Ranking

The notes rank on a parity with all of our other unsecured and unsubordinated indebtedness. The notes are not deposit liabilities of the Bank and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, Germany or any other jurisdiction.

Interest features

A note will pay interest, if any, on the dates specified in the applicable pricing supplement. A note may bear interest at either a fixed rate or a floating rate that varies during the lifetime of the relevant notes, which, in either case, may be zero.

Linked note features

Payment of principal and/or interest on the notes may be linked to one or more currencies, commodities or securities of us or entities that are or are not affiliated with us; or interest rates, or intangibles, articles or goods; or any other financial or economic or other measure or instrument, including the occurrence or non-occurrence of any event or circumstance; and/or indices or baskets of any of these items, including baskets of indices.

Exchangeable note features

The notes may be optionally or mandatorily exchangeable for securities of us or entities that are or are not affiliated with us, a basket or baskets of those securities, other property, or any combination of, or the cash value of, such securities or other property.

Redemption/repayment features	The notes may be either callable by us or puttable by you, as specified in the applicable pricing supplement.

Currency and denomination	The notes will be issued in U.S. dollars in minimum denominations of $1,000 unless we specify otherwise in the applicable pricing supplement.

Listing	The notes will not be listed on any securities exchange unless we specify otherwise in the applicable pricing supplement.

Form of notes

The notes will be issued only in global form (i.e., in book-entry form) registered in the name of The Depository Trust Company, or its nominee, unless otherwise stated in the applicable pricing supplement.

Branches	We may act through one or more of our branches, such as our London branch or such other branch as specified in the applicable pricing supplement.

How to reach us	You may contact us at our principal executive offices at Taunusanlage 12; 60325 Frankfurt am Main; Germany (Telephone number +49-69-910-00).

FOREIGN CURRENCY NOTE RISKS

You should read the following foreign currency risks together with any risk factors set forth in the applicable pricing supplement. You should consult your financial and legal advisors as to any specific risks entailed by an investment in notes that are denominated or payable in, or the payment of which is linked to the value of, foreign currency. These notes are not appropriate investments for investors who are not sophisticated in foreign currency transactions.

The information set forth in this prospectus supplement is directed to prospective purchasers who are United States residents. We disclaim any responsibility to advise prospective purchasers who are residents of countries other than the United States of any matters arising under foreign law that may affect the purchase of or holding of, or receipt of payments on, the notes. These persons should consult their own legal and financial advisors concerning these matters.

Exchange Rates and Exchange Controls May Affect the Notes’ Value or Return

Securities Involving Foreign Currencies Are Subject to General Exchange Rate and Exchange Control Risks. An investment in a note that is denominated or payable in, or the payment of which is linked to the value of, currencies other than U.S. dollars entails significant risks. These risks include the possibility of significant changes resulting from market changes in rates of exchange between the U.S. dollar and the relevant foreign currencies and the possibility of the imposition or modification of exchange controls by either the U.S. or foreign governments. These risks generally depend on market forces and economic and political events over which we have no control.

Exchange Rates Will Affect Your Investment. In recent years, rates of exchange between U.S. dollars and some foreign currencies have been highly volatile and this volatility may continue in the future. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative, however, of fluctuations that may occur during the term of any note. Depreciation against the U.S. dollar of the currency in which a note is payable would result in a decrease in the effective yield of the note below its coupon rate and could result in an overall loss to you on a U.S. dollar basis. In addition, depending on the specific terms of a currency-linked note, changes in exchange rates relating to any of the relevant currencies could result in a decrease in its effective yield and in your loss of all or a substantial portion of the value of that note.

We Have No Control Over Exchange Rates. Foreign exchange rates can either float or be fixed by sovereign governments. Exchange rates of most economically developed nations are permitted to fluctuate in value relative to the U.S. dollar and to each other. However, from time to time governments may use a variety of techniques, such as intervention by a country’s central bank, the imposition of regulatory controls or taxes or changes in interest rates to influence the exchange rates of their currencies. Governments may also issue a new currency to replace an existing currency or alter the exchange rate or relative exchange characteristics by a devaluation or revaluation of a currency. These governmental actions could change or interfere with currency valuations and currency fluctuations that would otherwise occur in response to economic forces, as well as in response to the movement of currencies across borders. As a consequence, these government actions could adversely affect the U.S. dollar-equivalent yields or payouts for notes denominated or payable in currencies other than U.S. dollars and currency-linked notes.

We will not make any adjustment or change in the terms of the notes in the event that exchange rates should become fixed, or in the event of any devaluation or revaluation or imposition of exchange or other regulatory controls or taxes, or in the event of other developments affecting the U.S. dollar or any applicable foreign currency. You will bear those risks.

Some Foreign Currencies May Become Unavailable. Governments have imposed from time to time, and may in the future impose, exchange controls that could also affect the availability of a specified foreign currency. Even if there are no actual exchange controls, it is possible that the applicable currency for any note not denominated in U.S. dollars would not be available when payments on that note are due.

Alternative Payment Method Used if Payment Currency Becomes Unavailable. If a payment currency is unavailable, we would make required payments in U.S. dollars on the basis of the market exchange rate.

We Will Provide Currency Exchange Information in Pricing Supplements. The applicable pricing supplement will include information regarding current applicable exchange controls, if any, and historic exchange rate information for any note denominated or payable in a foreign currency or requiring payments that are related to the value of a foreign currency. That information will be furnished only for information purposes. You should not assume that any historic information concerning currency exchange rates will be representative of the range of or trends in fluctuations in currency exchange rates that may occur in the future.

Currency Conversions May Affect Payments on Some Notes

The applicable pricing supplement may provide for payments on a non-U.S. dollar denominated note to be made in U.S. dollars or payments on a U.S. dollar denominated note to be made in a currency other than U.S. dollars. In these cases, the exchange rate agent identified in the pricing supplement will convert the currencies. You will bear the costs of conversion through deductions from those payments.

Exchange Rates May Affect the Value of a New York Judgment Involving Non-U.S. Dollar Notes

The notes will be governed by and construed in accordance with the laws of the State of New York. Unlike many courts in the United States outside the State of New York, the courts in the State of New York customarily enter judgments or decrees for money damages in the foreign currency in which notes are denominated. These amounts would then be converted into U.S. dollars at the rate of exchange in effect on the date the judgment or decree is entered. You would bear the foreign currency risk during litigation.

Additional risks specific to particular notes issued under our Series A program will be described in the applicable pricing supplement.

Exchange Rates

Our financial statements are expressed in euro, which is Germany’s currency. For convenience, we translate some amounts denominated in euro appearing in certain documents incorporated by reference herein into U.S. dollars. Fluctuations in the exchange rate between the euro and the U.S. dollar will affect the U.S. dollar equivalent of the euro amounts expressed in our financial statements and elsewhere. Past fluctuations in foreign exchange rates may not necessarily be predictive of future fluctuations.

The following table shows the period-end, high and low noon buying rates for the euro. In each case, the period-end rate is the noon buying rate announced on the last business day of the period.

in U.S. $ per €	Period-end	High	Low
2006:
November (through November 10)	1.2861	1.2861	1.2705
October	1.2773	1.2773	1.2502
September	1.2687	1.2833	1.2648
August	1.2793	1.2914	1.2735
July	1.2764	1.2822	1.2500
June	1.2779	1.2953	1.2522
May	1.2833	1.2888	1.2607

DESCRIPTION OF NOTES

References in this prospectus supplement to the “Bank,” “we,” “our” or “us” refer to Deutsche Bank AG, including, as the context may require, acting through one of its branches. References to “you” mean those who invest in the notes being offered, whether they are the direct holders or owners of beneficial interests in those notes. References to “holders” mean those who own notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in notes issued in book-entry form through The Depository Trust Company or another depositary or in notes registered in street name. Owners of beneficial interests in the notes should read the section entitled “Description of Notes—Form, Legal Ownership and Denomination of Notes.”

General Information Regarding Global Notes, Series A

We refer to the Global Notes, Series A offered under this prospectus supplement as our “Series A notes” or the “notes,” which are a separate series of our debt securities. We refer to the offering of the Series A notes as our “Series A program.” Investors should carefully read the general terms and provisions of our debt securities in “Description of Debt Securities” in the accompanying prospectus. This section supplements that description.

A pricing supplement to this prospectus supplement will add specific terms for each issuance of notes and may modify or replace any of the information in this section and in “Description of Debt Securities” in the accompanying prospectus. If the pricing supplement is inconsistent with this prospectus supplement or the accompanying prospectus, the terms in the pricing supplement will control with regard to the note you purchase. Therefore the statements made in this prospectus supplement may not be the terms that apply to the note you purchase.

We Will Issue Notes Under the Indenture. The Series A notes issued under our Series A program will be governed by the indenture (the “indenture”) among us, Law Debenture Trust Company of New York, as trustee, and Deutsche Bank Trust Company Americas, as issuing agent, paying agent and registrar (see “Description of Debt Securities—The Indenture” in the prospectus). The notes issued under the indenture will constitute a single series under that indenture, together with any notes we have issued in the past or that we issue in the future under that indenture that we designate as being part of that series. From time to time, we may create and issue additional notes with the same terms as previous Series A notes, so that the additional notes will be considered as part of the same issuance as the earlier notes.

Outstanding Indebtedness of the Bank. The indenture does not limit the amount of additional indebtedness that we may incur.

How the Notes Rank Against Other Debt. Notes issued under the indenture will rank on a parity with all of our other senior indebtedness and with all of our other unsecured and unsubordinated indebtedness, except for debts required to be preferred by law.

This Section Is Only a Summary. The prospectus and this prospectus supplement provide only summaries of the indenture’s material terms. They do not, however, describe every aspect of the indenture and the notes. The indenture and its associated documents, including the applicable note, contain the full legal text of the matters described in this section and in the prospectus. A copy of the indenture has been filed with the SEC as part of the registration statement for the notes.

Some Frequently Used Definitions. We have defined some of the terms that we use frequently in this prospectus supplement below:

A “business day” means, unless otherwise stated in the applicable pricing supplement, for any note, any day other than a day that (i) is a Saturday or Sunday, (ii) is a day on which banking institutions generally in the city of New York or London, England are authorized or obligated by law, regulation or executive order to close or (iii) is a day on which transactions in dollars are not conducted in the city of New York or London, England; and, in addition, (a) for LIBOR notes only, a London Banking Day (as defined below); (b) for notes having a specified currency other than U.S. dollars only, other than notes denominated in euros, any day that in the principal financial center (as defined below) of the country of the specified currency is not a day on which banking institutions generally are authorized or obligated by law, regulation or executive order to close; and (c) for notes denominated in euros, a day on which TARGET is operating.

“Clearstream, Luxembourg” means Clearstream Banking, société anonyme.

“Depositary” means The Depository Trust Company, New York, New York.

“Designated LIBOR Currency” means the currency specified in the applicable pricing supplement as to which LIBOR shall be calculated or, if no such currency is specified in the applicable pricing supplement, United States dollars.

“Euro LIBOR notes” means LIBOR notes for which the Designated LIBOR Currency is euros.

“Euroclear operator” means Euroclear Bank, as operator of the Euroclear System.

An “interest payment date” for any note means a date on which, under the terms of that note, regularly scheduled interest is payable.

A “London Banking Day” means any day on which dealings in deposits in the specified currency are transacted in the London interbank market.

“Principal financial center” means the capital city of the country issuing the specified currency. However, for Australian dollars, Canadian dollars and Swiss francs, the principal financial center will be Sydney, Toronto and Zurich, respectively.

“Specified currency” means the currency or currencies in respect of notes in which the principal, premium (if any) or interest (if any) is not denominated or payable in U.S. dollars.

The “record date” for any interest payment date is the date 15 calendar days prior to that interest payment date, whether or not that date is a business day, unless otherwise indicated in the applicable pricing supplement.

“TARGET” means the Trans-European Automated Real-time Gross Settlement Express Transfer System.

“TARGET Settlement Day” means any day on which TARGET is operating.

References in this prospectus supplement to “U.S. dollar,” or “U.S.$” or “$” are to the currency of the United States of America.

Types of Notes

We may issue the following types of notes:

Fixed Rate Notes

A note of this type will bear interest at a fixed rate described in the applicable pricing supplement. This type includes zero coupon notes, which bear no interest.

Floating Rate Notes

A note of this type will bear interest at rates that are determined by reference to an interest rate formula. In some cases, the rates may also be adjusted by adding or subtracting a spread or multiplying by a spread multiplier and may be subject to a minimum rate or a maximum rate. The various interest rate formulas and these other features are described below under “—Interest Rates—Floating Rate Notes.” If the note you purchase is a floating rate note, the formula and any adjustments that apply to the interest rate will be specified in the pricing supplement.

Linked Notes

A note of this type provides that the principal amount payable at its maturity and/or the amount of interest payable on an interest payment date will be determined by reference to:

•	one or more currencies;

•	one or more commodities;

•	one or more securities of us or entities that are or are not affiliated with us;

•	interest rates;

•	one or more intangibles, articles or goods; or

•	any other financial or economic or other measure or instrument, including the occurrence or non-occurrence of any event or circumstance; and/or

•	indices or baskets of any of these items, including baskets of indices.

If you are a holder of a linked note, you may receive an amount at maturity that is greater than or less than the principal amount of the note depending upon the value or level of the applicable underlying to which the note is linked. That value or level may fluctuate over time. The applicable pricing supplement will include information about the relevant underlying and about how amounts that are to become payable will be determined by reference to the underlying. A linked note may provide for either cash settlement or physical settlement by delivery of the applicable underlying or another property of the type listed above. A linked note may also provide that the form of settlement may be determined at our option or at the holder’s option.

Investing in linked notes involves special risks. You should carefully read the risk factors section in the pricing supplement for your linked note.

Exchangeable Notes

We may issue notes, which we refer to as “exchangeable notes,” that are optionally or mandatorily exchangeable into:

•	securities of us or entities that are or are not affiliated with us;

•	a basket or baskets of those securities;

•	other property, or

•	any combination of, or the cash value of, such securities or other property.

The exchangeable notes may or may not bear interest or be issued with original issue discount or at a premium. The general terms of the exchangeable notes are described below. Please note that exchangeable notes may specify other terms in the relevant pricing supplement, which may differ from those described below.

Optionally Exchangeable Notes. The holder of an optionally exchangeable note may, during a period, or at a specific time or times, exchange the note for the underlying property at a specified rate of exchange or at a rate of exchange determined pursuant to a formula described in the applicable pricing supplement. If specified in the applicable pricing supplement, we will have the option to redeem the optionally exchangeable note prior to maturity. If the holder of an optionally exchangeable note does not elect to exchange the note prior to maturity or any applicable redemption date, the holder will receive the principal amount of the note plus any accrued interest at maturity or upon redemption, if so specified in the applicable pricing supplement.

Mandatorily Exchangeable Notes. At maturity, the holder of a mandatorily exchangeable note must exchange the note for the underlying property at a specified rate of exchange, and, therefore, depending upon the value of the underlying property at maturity, the holder of a mandatorily exchangeable note may receive less than the principal amount of the note at maturity. If so indicated in the applicable pricing supplement, the specified rate at which a mandatorily exchangeable note may be exchanged may vary depending on the value of the underlying property so that, upon exchange, the holder participates in a percentage, which may be less than, equal to, or greater than 100% of the change in value of the underlying property.

Payments upon Exchange. The applicable pricing supplement will specify whether upon exchange, at maturity or otherwise, the holder of an exchangeable note may receive, at the specified exchange rate, either the underlying property or the cash value of the underlying property. The underlying property may be our securities or securities of entities that are or are not affiliated with us; a basket or baskets of those securities; other property; or any combination of, or the cash value of, the above. The exchangeable notes may or may not provide for protection against fluctuations in the exchange rate between the currency in which that note is denominated and the currency or currencies in which the market prices of the underlying security or securities are quoted. Exchangeable notes may have other terms, which will be specified in the applicable pricing supplement.

If an exchangeable note is represented by a global note, the Depositary’s nominee will be the holder of that note and therefore will be the only entity that can exercise a right to exchange or other elective rights. In order to ensure that the Depositary’s nominee will timely exercise such elective rights, the beneficial owner of the note must instruct the broker or other direct or indirect participant through which it holds an interest in that note to notify the Depositary of its desire to exercise its rights. Different firms have different deadlines for accepting instructions from their customers. Each beneficial owner should consult the broker or other participant through which it holds an interest in a note in order to ascertain the deadline for ensuring that timely notice of elective rights will be delivered to the Depositary.

Payments upon Acceleration of Maturity or upon Tax Redemption. Unless otherwise specified in the applicable pricing supplement, if the principal amount payable at maturity of any exchangeable note is declared due and payable prior to maturity as a result of an event of default or tax redemption (see “Series A Notes Offered on a Global Basis – Tax Redemption”), the amount payable on:

•	an optionally exchangeable note will equal the face amount of the note plus accrued interest, if any, to but excluding the date of payment, except that if a holder has exchanged an optionally exchangeable note prior to the date of acceleration or tax redemption without having received the amount due upon exchange, the amount payable will be an amount in cash equal to the amount due upon exchange and will not include any accrued but unpaid interest; and

•	a mandatorily exchangeable note will equal an amount determined as if the date of acceleration or tax redemption were the maturity date plus accrued interest, if any, to but excluding the date of payment.

The amount payable if the principal amount payable at maturity of an exchangeable note is declared due and payable prior to maturity as a result of any other type of redemption will be set forth in the applicable pricing supplement.

Original Issue Discount Notes

A fixed rate note, a floating rate note, a linked note or an exchangeable note may be an original issue discount note. A note of this type is issued as a discounted security (bearing no interest or interest at a rate that at the time of issuance is below market rates) to be sold at an issue price materially below its stated principal amount. Special considerations applicable to any such discounted notes will be described in the applicable pricing supplement.

Unless otherwise specified in the applicable pricing supplement, in the event of redemption, repayment or acceleration of maturity of an original issue discount note, the amount payable to the holder will be equal to the sum of:

(i)	the issue price (increased by any accruals of discount) or, in the event of any redemption by us of such original issue discount note (if applicable), the issue price (increased by any accruals of discount) multiplied by the initial redemption percentage specified in the applicable pricing supplement (as adjusted by the initial redemption percentage reduction, if applicable) and

(ii)	any unpaid interest on such original issue discount note accrued from the date of issue to the date of such redemption, repayment or acceleration of maturity.

Unless otherwise specified in the applicable pricing supplement, for purposes of determining the amount of discount that has accrued as of any date on which a redemption, repayment or acceleration of maturity occurs for an original issue discount note, the discount will be accrued using a constant yield method. The constant yield will be calculated using (i) a 30-day month, 360-day year convention, (ii) a compounding period that, except for the initial period (as defined below), corresponds to the shortest period between interest payment dates for the applicable original issue discount note (with ratable accruals within a compounding period), (iii) a coupon rate equal to the initial coupon rate applicable to such original issue discount note and (iv) an assumption that the maturity of such original issue discount note will not be accelerated. If the period from the date of issue to the initial interest payment date for an original issue discount note, which we refer to as the “initial period,” is shorter than the compounding period for such original issue discount note, a proportionate amount of the yield for an entire compounding period will be accrued. If the initial period is longer than the compounding period, then such period will be divided into a regular compounding period and a short period with the short period being treated as provided in the preceding sentence. The accrual of the applicable discount may differ from the accrual of original issue discount for U.S. federal income tax purposes under the Internal Revenue Code of 1986, as amended to the date hereof (the “Code”).

Certain original issue discount notes may not be treated as having original issue discount for federal income tax purposes, and notes other than original issue discount notes may be treated as issued with original issue discount for federal income tax purposes. For more information, please see “United States Federal Income Taxation—Original Issue Discount” below.

Extension of Maturity

We may issue from time to time “extendible notes,” with respect to which we will have the option to extend the maturity of a note for one or more periods up to but not beyond the final maturity date set forth in the applicable pricing supplement. If we have such an option with respect to any note, the procedures for extension will be described in the applicable pricing supplement. Amortizing notes may not be designated as extendible notes.

Terms Specified in Pricing Supplements

A pricing supplement will specify the following terms of any issuance of our Series A notes to the extent applicable:

•	the specific designation of the notes;

•	the issue price (price to public);

•	the aggregate principal amount, purchase price and denomination;

•	the original issue date;

•	the stated maturity date and any terms related to any extension or shortening of the maturity date;

•	whether the notes are fixed rate notes, floating rate notes, linked notes and/or exchangeable notes;

•	for fixed rate notes, the rate per year at which the notes will bear interest, if any, or the method of calculating that rate and the dates on which interest will be payable;

•	for floating rate notes, the base rate, the index maturity, the spread, the spread multiplier, the initial interest rate, the interest reset periods, the interest payment dates, the maximum interest rate, the minimum interest rate and any other terms relating to the particular method of calculating the interest rate for the note;

•	for floating rate notes, whether they are renewable notes;

•	for linked notes, the principal amount, if any, we will pay you at maturity, the amount of interest, if any, we will pay you on an interest payment date, the formula we will use to calculate these amounts, if any, and whether your note will be payable in cash or other property;

•	for exchangeable notes, the terms on which holders of the notes may exchange them into or for securities of us or entities that are or are not affiliated with us, other property or any combination of any of these items; any specific terms relating to the adjustment of the exchange feature; the period during which the holders may effect the exchange; and the other items described in “—Exchangeable Notes” above;

•	for currency linked notes, information as to the one or more currencies to which the principal amount payable on any principal payment date or the amount of interest payable on any interest payment date is linked or indexed; the currency in which the face amount of the currency-linked note is denominated; the currency in which principal on the currency-linked note will be paid; and specific historic exchange rate information and any currency risks relating to the specific currencies selected;

•	whether the notes may be redeemed, in whole or in part, at our option or repaid at your option, prior to the stated maturity date, and the terms of any redemption or repayment;

•	whether the note has been issued with original issue discount or is an amortizing note (and, if the note is an amortizing note, the amortization schedule);

•	if any note is not denominated and payable in U.S. dollars, the currency or currencies in which the principal, premium, if any, and interest, if any, will be paid, which we refer to as the “specified currency,” along with any other terms relating to the non-U.S. dollar denomination, including exchange rates as against the U.S. dollar at selected times during the last five years and any exchange controls affecting that specified currency;

•	whether and under what circumstances we will pay additional amounts on the notes for any tax, assessment or governmental charge withheld or deducted and, if so, whether we will have the option to redeem those notes rather than pay the additional amounts;

•	whether the notes will be listed on any stock exchange;

•	if other than the principal amount thereof, the portion of the principal amount of the notes payable upon declaration of acceleration of maturity thereof;

•	whether the notes will be issued in global (i.e., book-entry) or certificated (i.e., definitive) form;

•	if the notes are in global form, whether the notes will be offered on a global basis to investors through Euroclear and Clearstream, Luxembourg as well as through the Depositary (each as defined below); and

•	any other terms on which we will issue the notes.

Form, Legal Ownership and Denomination of Notes

Form. We will issue notes in fully registered, global (i.e., book-entry) form only, unless we specify otherwise in the applicable pricing supplement. Notes in book-entry form will be represented by a global note registered in the name of the Depositary or its nominee, which will be the sole registered owner and the holder of all the notes represented by the global note. An investor therefore will not be a holder of the note, but will own only beneficial interests in a global note, which are held by means of an account with a broker, bank or other financial institution that in turn has an account as a “participant” in the Depositary or with another institution that does. The Depositary maintains a computerized, book-entry system that will reflect the interests in the global notes held by participants in its book-entry system. An investor’s beneficial interest in the global notes will, in turn, be reflected only in the records of the Depositary’s direct or indirect participants though an account maintained by the investor with such participant.

Except as set forth in the accompanying prospectus under “Forms of Securities—Global Securities,” you may not exchange registered global notes or interests in registered global notes for a certificate issued to you in definitive form (a “certificated note”). A further description of the Depositary’s procedures for global notes representing book-entry notes is set forth below under “The Depositary” and in the accompanying prospectus under “Forms of Securities—Global Securities.”

Legal Ownership. The person or entity in whose name the notes are registered will be considered the holder and legal owner of the notes. Our obligations under the indenture, as well as the obligations of the trustee and those of any third parties employed by us or the trustee, run only to the registered holders of the notes. We do not have obligations to investors who own beneficial interests in global notes, in street name or by any other indirect means. For example, once we make a payment or give a notice to the registered holder, we have no further responsibility for that payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect holders (e.g., owners of beneficial interests), but does not do so. Similarly, if we need to ask the holders of the notes to vote on a proposed amendment to the notes, we would seek approval only from the registered holders, and not the indirect holders, of the notes.

Special Considerations for Indirect Holders. If you hold notes through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle voting if it were ever required;

•	whether and how you can instruct it to send you notes registered in your own name so you can be a direct holder, if that is permitted; and

•	how it would pursue rights under the notes if there were a default or other event triggering the need for holders to act to protect their interests.

Denominations. Unless we provide otherwise in the applicable pricing supplement, we will issue the notes:

•	for U.S. dollar-denominated notes, in denominations of $1,000 or any amount greater than $1,000 that is an integral multiple of $1,000; or

•	for notes denominated in a specified currency other than U.S. dollars, in denominations of the equivalent of $1,000, rounded to an integral multiple of 1,000 units of the specified currency, or any larger integral multiple of 1,000 units of the specified currency, as determined by reference to the market exchange rate, as defined under “—Interest and Principal Payments—Unavailability of Foreign Currency” below, on the business day immediately preceding the date of issuance.

New York Law to Govern. The notes and the indenture will be governed by, and construed in accordance with, the laws of the State of New York.

Interest Rates

Fixed Rate Notes

Each fixed rate note will bear interest from the date of issuance at the annual rate stated on its face until the principal is paid or made available for payment.

How Interest Is Calculated. Unless otherwise indicated in the applicable pricing supplement, interest on fixed rate notes will be computed on the basis of a 360-day year of twelve 30-day months.

How Interest Accrues. Interest on fixed rate notes will accrue from and including the most recent interest payment date to which interest has been paid or duly provided for, or, if no interest has been paid or duly provided for, from and including the issue date or any other date specified in a pricing supplement on which interest begins to accrue. Interest will accrue to but excluding the next interest payment date, or, if earlier, the date on which the principal has been paid or duly made available for payment, except as described below under “—If a Payment Date is Not a Business Day.”

When Interest Is Paid. Payments of interest on fixed rate notes will be payable semiannually in arrears on each March 15 and September 15 and on the maturity date or, if applicable, upon earlier redemption or repayment, unless otherwise specified in the applicable pricing supplement. However, if the first interest payment date is less than 15 days after the date of issuance, interest will not be paid on the first interest payment date, but will be paid beginning with the second interest payment date.

Amount of Interest Payable. Interest payments for fixed rate notes will include accrued interest from and including the date of issue or from and including the last date in respect of which interest has been paid, as the case may be, to but excluding the relevant interest payment date or date of maturity or earlier redemption or repayment, as the case may be.

If a Payment Date is Not a Business Day. If any scheduled interest payment date is not a business day, we will pay interest on the next business day, but interest on that payment will not accrue during the period from and after the scheduled interest payment date. If the scheduled maturity date or date of redemption or repayment is not a business day, we may pay interest, if any, and principal and premium, if any, on the next succeeding business day, but interest on that payment will not accrue during the period from and after the scheduled maturity date or date of redemption or repayment.

Amortizing Notes. “Amortizing notes” are notes for which payments combining principal and interest are made in installments over the life of the note. Payments with respect to amortizing notes will be applied first to interest due and payable on the notes and then to the reduction of the unpaid principal amount of the notes. Information on the additional terms and conditions of any issue of amortizing notes will be provided in the applicable pricing supplement. A table setting forth repayment information in respect of each amortizing note will be included in the applicable pricing supplement.

Floating Rate Notes

Each floating rate note will mature on the date specified in the applicable pricing supplement.

Each floating rate note will bear interest at a floating rate determined by reference to an interest rate or interest rate formula, which we refer to as the “base rate.” The base rate may be one or more of the following:

•	the certificate of deposit rate,

•	the CMT rate,

•	the commercial paper rate,

•	the eleventh district cost of funds rate,

•	EURIBOR,

•	the federal funds rate,

•	LIBOR,

•	the prime rate,

•	the Treasury rate, or

•	any other rate or interest rate formula specified in the applicable pricing supplement.

Formula for Interest Rates. The interest rate on each floating rate note will be calculated by reference to:

•	the specified base rate based on the index maturity,

•	plus or minus the spread, if any, and/or

•	multiplied by the spread multiplier, if any.

For any floating rate note, “index maturity” means the period of maturity of the instrument or obligation from which the base rate is calculated and will be specified in the applicable pricing supplement. The “spread” is the number of basis points (one one-hundredth of a percentage point) specified in the applicable pricing supplement to be added to or subtracted from the base rate for a floating rate note. The “spread multiplier” is the percentage specified in the applicable pricing supplement by which the base rate will be multiplied to determine the applicable interest rate for such floating rate note.

Limitations on Interest Rate. A floating rate note may also have either or both of the following limitations on the interest rate:

•	a maximum limitation, or ceiling, on the rate of interest which may accrue during any interest period, which we refer to as the “maximum interest rate”; and/or

•	a minimum limitation, or floor, on the rate of interest that may accrue during any interest period, which we refer to as the “minimum interest rate.”

Any applicable maximum interest rate or minimum interest rate will be set forth in the applicable pricing supplement.

In addition, the interest rate on a floating rate note may not be higher than the maximum rate permitted by New York law, as that rate may be modified by United States law of general application. Under current New York law, the maximum rate of interest, subject to some exceptions, for any loan in an amount less than $250,000 is 16% per annum, and for any loan in the amount of $250,000 or more but less than $2,500,000, it is 25% per annum, in each case on a simple interest basis. These limits do not apply to loans of $2,500,000 or more.

How Floating Interest Rates Are Reset. The interest rate in effect from the date of issue to the first interest reset date for a floating rate note will be the initial interest rate specified in the applicable pricing supplement. We refer to this rate as the “initial interest rate.” The interest rate on each floating rate note may be reset daily, weekly, monthly, quarterly, semiannually or annually or on any other periodic basis described in the applicable pricing supplement. We refer to this period as the “interest reset period.” The “interest reset date” in respect of each interest reset period will be, unless otherwise specified in the applicable pricing supplement,

•	in the case of a floating rate note that resets daily, each business day;

•	in the case of a floating rate note that resets weekly, the Wednesday of each week (except for weekly reset Treasury rate notes, which will reset on the Tuesday of each week, except that if a Treasury Bill auction shall fall on any day that would otherwise be an interest reset date, the interest reset date shall instead be the first following business day);

•	in the case of a floating rate note that resets monthly, the third Wednesday of each month (except for monthly reset eleventh district cost of funds rate notes which will be reset on the first calendar day of each month);

•	in the case of a floating rate note that resets quarterly, the third Wednesday of March, June, September and December;

•	in the case of a floating rate note that resets semiannually, the third Wednesday of the two months specified in the applicable pricing supplement; and

•	in the case of a floating rate note that resets annually, the third Wednesday of the month specified in the applicable pricing supplement.

If any interest reset date for any floating rate note would otherwise be a day that is not a business day, such interest reset date, unless otherwise specified in the applicable pricing supplement, will be postponed to the next succeeding day that is a business day, except that in the case of a LIBOR note or a EURIBOR note, if such business day is in the next succeeding calendar month, such interest reset date, unless otherwise specified in the applicable pricing supplement, will be the immediately preceding business day.

The interest rate applicable to each interest reset period commencing on an interest reset date will be the rate per annum determined by the calculation agent on the interest determination date. The interest determination date with respect to:

•	the certificate of deposit rate, CMT rate, commercial paper rate, federal funds rate and prime rate will be the second business day preceding the applicable interest reset date;

•	the eleventh district cost of funds rate will be the last working day of the month immediately preceding the applicable interest reset date on which the Federal Home Loan Bank of San Francisco (the “FHLB of San Francisco”) publishes the Eleventh District Index (as defined under “—Eleventh District Cost of Funds Rate Notes” below);

•	EURIBOR will be the second TARGET Settlement Day preceding the applicable interest reset date;

•	LIBOR will be the second London Banking Day preceding an interest reset date, unless the Designated LIBOR Currency is British pounds, in which case the interest determination date will be the applicable interest reset date; and

•	the Treasury rate will be the day of the week in which the applicable interest reset date falls on which Treasury Bills normally would be auctioned; provided, however, that if as a result of a legal holiday an auction is held on the Friday of the week preceding the interest reset date, the related interest determination date shall be such preceding Friday.

The interest determination date pertaining to a floating rate note the interest rate of which is determined by reference to two or more base rates will be the most recent business day which is at least two business days prior to the applicable interest reset date for such floating rate note on which each base rate is determinable. Each base rate will be determined as of such date, and the applicable interest rate will take effect on the applicable interest reset date.

The interest rate in effect for the ten calendar days immediately prior to maturity, redemption or repayment will be the one in effect on the tenth calendar day preceding the maturity, redemption or repayment date.

In the detailed descriptions of the various base rates which follow, the “calculation date” pertaining to an interest determination date means the earlier of (1) the tenth calendar day after that interest determination date, or, if that day is not a business day, the next succeeding business day, and (2) the business day immediately preceding the applicable interest payment date or maturity date or, for any principal amount to be redeemed or repaid, any redemption or repayment date.

How Interest Is Calculated. Interest on floating rate notes will accrue from and including the most recent interest payment date to which interest has been paid or duly provided for, or, if no interest has been paid or duly provided for, from and including the issue date or any other date specified in a pricing supplement on which interest begins to accrue. Interest will accrue to but excluding the next interest payment date or, if earlier, the date on which the principal has been paid or duly made available for payment, except as described below under “—If a Payment Date is Not a Business Day.”

Floating rate notes will have a calculation agent, which will be Deutsche Bank AG, London Branch, unless otherwise specified in the applicable pricing supplement. Upon the request of the holder of any floating rate note, the calculation agent will provide the interest rate then in effect and, if determined, the interest rate that will become effective on the next interest reset date for that floating rate note.

Unless otherwise specified in the applicable pricing supplement, accrued interest will be calculated by multiplying the principal amount of the floating rate note by an accrued interest factor. This accrued interest factor will be computed by adding the interest factors calculated for each day in the period for which interest is being paid. The interest factor for each day is computed by dividing the interest rate applicable to that day:

•	by 360, in the case of certificate of deposit rate notes, commercial paper rate notes, eleventh district cost of funds rate notes, EURIBOR notes, federal funds rate notes, LIBOR notes and prime rate notes; or

•	by the actual number of days in the year, in the case of Treasury rate notes and CMT rate notes.

For these calculations, the interest rate in effect on any interest reset date will be the applicable rate as reset on that date. The interest rate applicable to any other day is the interest rate from the immediately preceding interest reset date or, if none, the initial interest rate.

All percentages used in or resulting from any calculation of the rate of interest on a floating rate note will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point (e.g., 9.876545% (or .09876545) being rounded to 9.87655% (or .0987655)), and all U.S. dollar amounts used in or resulting from these calculations on floating rate notes will be rounded to the nearest cent (with one-half cent rounded upward).

When Interest Is Paid. Except as provided below or in the applicable pricing supplement, interest will be payable,

•	in the case of a floating rate note that resets daily, weekly, or monthly, on the third Wednesday of each month; the third Wednesday of March, June, September and December of each year; or as specified in the applicable pricing supplement,

•	in the case of a floating rate note that resets quarterly, on the third Wednesday of March, June, September and December of each year,

•	in the case of a floating rate note that resets semiannually, on the third Wednesday of the two months of each year specified in the applicable pricing supplement, and

•	in the case of a floating rate note that resets annually, on the third Wednesday of the month specified in the applicable pricing supplement,

•	and, in each case, at maturity or, if applicable, upon earlier redemption or repayment.

However, if the first interest payment date is less than 15 days after the date of issuance, interest will not be paid on the first interest payment date, but will be paid on the second interest payment date.

If a Payment Date Is Not a Business Day. If any scheduled interest payment date, other than the maturity date or any earlier redemption or repayment date, for any floating rate note falls on a day that is not a business day, it will be postponed to the following business day, except that, in the case of a EURIBOR note or a LIBOR note, if that business day would fall in the next calendar month, the interest payment date will be the immediately preceding business day. If the scheduled maturity date or any earlier redemption or repayment date of a floating rate note falls on a day that is not a business day, the payment of principal, premium, if any, and interest, if any, will be made on the next succeeding business day, but interest on that payment will not accrue during the period from and after the maturity, redemption or repayment date.

Certificate of Deposit Rate Notes

Certificate of deposit rate notes will bear interest at the interest rates specified in the applicable pricing supplement. Those interest rates will be based on the certificate of deposit rate and any spread and/or spread multiplier and will be subject to the minimum interest rate and the maximum interest rate, if any.

The “certificate of deposit rate” will be determined as of each interest determination date relating to a certificate of deposit rate note and will be the rate on that day for negotiable U.S. dollar certificates of deposit having the index maturity specified in the applicable pricing supplement as published by the Federal Reserve Board in “Statistical Release H.15(519), Selected Interest Rates”, or any successor publication (“H.15(519)”), under the heading “CDs (Secondary Market).”

The following procedures will be followed if the certificate of deposit rate cannot be determined as described above:

•	If the above rate is not so published by 3:00 P.M., New York City time, on the calculation date pertaining to such interest determination date, the certificate of deposit rate will be the rate on such interest determination date for negotiable U.S. dollar certificates of deposit of the index maturity specified in the applicable pricing supplement as published in the H.15 Daily Update (as defined below), or such other recognized electronic source for the purpose of displaying such rate, under the caption “CDs (Secondary Market).”

•	If such rate is not yet published in the H.15(519), H.15 Daily Update or another recognized electronic source by 3:00 P.M., New York City time, on such calculation date, then the certificate of deposit rate on such interest determination date will be calculated by the calculation agent and will be the arithmetic mean of the secondary market offered rates as of 10:00 A.M., New York City time, on such interest determination date, of three leading nonbank dealers in negotiable U.S. dollar certificates of deposit in The City of New York (which may include us or our affiliates) selected by the calculation agent after consultation with us for negotiable certificates of deposit of major U.S. money center banks of the highest credit standing (in the market for negotiable certificates of deposit) with a remaining maturity closest to the index maturity specified in the applicable pricing supplement in denominations of $5,000,000.

•	If the dealers selected by the calculation agent are not quoting as set forth above, the certificate of deposit rate for such interest determination date will remain the certificate of deposit rate for the immediately preceding interest reset period, or, if there was no interest reset period, the rate of interest payable will be the initial interest rate.

“H.15 Daily Update” means the daily update of H.15(519), available through the internet site of the Federal Reserve Board at http://www.federalreserve.gov/releases/h15/update, or any successor site or publication.

CMT Rate Notes

CMT rate notes will bear interest at the interest rates specified in the applicable pricing supplement. That interest rate will be based on the CMT rate and any spread and/or spread multiplier and will be subject to the minimum interest rate and the maximum interest rate, if any.

The “CMT rate” will be determined as of each interest determination date relating to a CMT rate note and will be the rate on such day as displayed on the Designated CMT Telerate Page (as defined below) under the caption “…Treasury Constant Maturities…Federal Reserve Board Release H.15…Mondays Approximately 3:45 P.M.”, under the column for the Designated CMT Maturity Index (as defined below) for:

•	the rate on such interest determination date, if the Designated CMT Telerate Page is 7051; and

•	the weekly or monthly average, as specified in the applicable pricing supplement, for the week or the month, as applicable, ended immediately preceding the week or the month, as applicable, in which the related interest determination date falls, if the Designated CMT Telerate Page is 7052.

The following procedures will be followed if the CMT rate cannot be determined as described above:

•	If the above rate is no longer displayed on the relevant page or is not so displayed by 3:00 P.M., New York City time, on the related calculation date, then the CMT rate for such interest determination date will be such treasury constant maturity rate for the Designated CMT Maturity Index as published in H.15(519).

•	If such treasury constant maturity rate is no longer published or is not so published in H. 15(519) by 3:00 P.M., New York City time on the related calculation date, then the CMT rate on such interest determination date will be such treasury constant maturity rate for the Designated CMT Maturity Index (or other United States Treasury rate for the Designated CMT Maturity Index) for the interest determination date with respect to such interest reset date as may then be published by either the Federal Reserve Board or the United States Department of the Treasury that the calculation agent determines to be comparable to the rate formerly displayed on the Designated CMT Telerate Page and published in H.15(519).

•	If such treasury constant maturity rate is not so provided by 3:00 P.M., New York City time, on the related calculation date, then the CMT rate on the interest determination date will be calculated by the calculation agent and will be a yield to maturity, based on the arithmetic mean of the secondary market offered rates as of approximately 3:30 P.M., New York City time, on such interest determination date reported, according to their written records, by three leading primary United States government securities dealers in The City of New York (which may include us or our affiliates), which we refer to as a “Reference Dealer,” selected by the calculation agent from five such Reference Dealers selected by the calculation agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for the most recently issued direct noncallable fixed-rate obligations of the United States, which are commonly referred to as “Treasury Notes,” with an original maturity of approximately the Designated CMT Maturity Index and a remaining term to maturity of not less than such Designated CMT Maturity Index minus one year.

•

If the calculation agent is unable to obtain three such Treasury Note quotations, the CMT rate on such interest determination date will be calculated by the calculation agent and will be a yield to maturity based on the arithmetic mean of the secondary market offered rates as of approximately 3:30 P.M., New York City time, on such interest determination date of three Reference Dealers in The City of New York (from five such Reference Dealers selected by the calculation agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for Treasury Notes with an original maturity of the number of years that is the next highest to the Designated CMT Maturity Index and a remaining term to maturity closest to the Designated CMT Maturity Index and in an amount of at least $100 million. If two Treasury Notes with an original maturity have remaining terms to maturity equally close to the Designated CMT Maturity Index, the calculation agent will obtain quotations for the Treasury Note with the shorter remaining term to maturity.

•	If three or four (and not five) of such Reference Dealers are quoting as described above, then the CMT rate will be based on the arithmetic mean of the offered rates obtained, and neither the highest nor the lowest of such quotes will be eliminated.

•	If fewer than three Reference Dealers so selected by the calculation agent are quoting as described above, the CMT rate for that interest determination date will remain the CMT rate for the immediately preceding interest reset period, or, if there was no preceding interest reset period, the rate of interest payable will be the initial interest rate.

“Designated CMT Maturity Index” means the original period to maturity of the U.S. Treasury securities (either 1, 2, 3, 5, 7, 10, 20 or 30 years) specified in the applicable pricing supplement with respect to which the CMT rate will be calculated or, if no such maturity is specified in the applicable pricing supplement, 2 years.

“Designated CMT Telerate Page” means the display on the Moneyline Telerate service, or any successor service, on the page specified in the applicable pricing supplement (or any other page as may replace such page on such service) for the purpose of displaying Treasury Constant Maturities as reported in H.15(519) or, if no such page is specified in the applicable pricing supplement, page 7052.

Commercial Paper Rate Notes

Commercial paper rate notes will bear interest at the interest rates specified in the applicable pricing supplement. Those interest rates will be based on the commercial paper rate and any spread and/or spread multiplier and will be subject to the minimum interest rate and the maximum interest rate, if any.

The “commercial paper rate” will be determined as of each interest determination date relating to a commercial paper rate note and will be the money market yield (as defined below) on such date of the rate for commercial paper having the index maturity specified in the applicable pricing supplement as published in H.15(519) under the heading “Commercial Paper—Non-Financial.”

The following procedures will be followed if the commercial paper rate cannot be determined as described above:

•	If not so published by 3:00 P.M., New York City time, on the calculation date pertaining to such interest determination date, the commercial paper rate will be the money market yield on such interest determination date of the rate for commercial paper of the index maturity specified in the applicable pricing supplement as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying such rate, under the caption “Commercial Paper—Non-Financial.”

•	If such rate is not yet published in H.15(519), H.15 Daily Update or another recognized electronic source by 3:00 P.M., New York City time, on such calculation date, then the commercial paper rate shall be calculated by the calculation agent and shall be the money market yield of the arithmetic mean of the offered rates as of 11:00 A.M., New York City time, on such interest determination date, of three leading dealers in commercial paper in The City of New York (which may include us or our affiliates) selected by the calculation agent (after consultation with us) for commercial paper of the index maturity specified in the applicable pricing supplement placed for an industrial issuer whose bond rating is “AA,” or the equivalent, from a nationally recognized rating agency.

•	If the dealers selected by the calculation agent are not quoting as set forth above, the commercial paper rate for that interest determination date will remain the commercial paper rate for the immediately preceding interest reset period, or, if there was no interest reset period, the rate of interest payable will be the initial interest rate.

The “money market yield” will be a yield calculated in accordance with the following formula:

money market yield	=	D x 360	x 100
360 - (D x M)

where “D” refers to the applicable per year rate for commercial paper quoted on a bank discount basis and expressed as a decimal and “M” refers to the actual number of days in the interest period for which interest is being calculated.

Eleventh District Cost of Funds Rate Notes

Eleventh district cost of funds rate notes will bear interest at the interest rates specified in the applicable pricing supplement. That interest rate will be based on the eleventh district cost of funds rate and any spread and/or spread multiplier and will be subject to the minimum interest rate and the maximum interest rate, if any.

The eleventh district cost of funds rate will be determined as of each interest determination date relating to an eleventh district cost of funds rate note and will be the rate equal to the monthly weighted average cost of funds for the calendar month immediately preceding the month in which such interest determination date falls as set forth under the caption “11th District” on the display on the Moneyline Telerate service (or any successor service) on page 7058 (or any other page as may replace such page on such service), which we refer to as “Telerate page 7058” as of 11:00 A.M., San Francisco time, on such interest determination date.

•	If such rate does not appear on Telerate page 7058 on such interest determination date, then the eleventh district cost of funds rate on such interest determination date shall be the monthly weighted average cost of funds paid by member institutions of the Eleventh Federal Home Loan Bank District that was most recently announced (which we refer to as the “Eleventh District Index”) by the FHLB of San Francisco as such cost of funds for the calendar month immediately preceding such interest determination date.

•	If the FHLB of San Francisco fails to announce the Eleventh District Index on or prior to such interest determination date for the calendar month immediately preceding such interest determination date, the eleventh district cost of funds rate will remain the eleventh district cost of funds rate for the immediately preceding interest reset period, or, if there was no interest reset period, the rate of interest payable will be the initial interest rate.

EURIBOR Notes

EURIBOR notes will bear interest at the interest rates specified in the applicable pricing supplement. That interest rate will be based on EURIBOR and any spread and/or spread multiplier and will be subject to the minimum interest rate and the maximum interest rate, if any.

EURIBOR will be the rate for deposits in euros, as sponsored, calculated and published jointly by the European Banking Federation and ACI—The Financial Market Association, or any company established by the joint sponsors for purposes of compiling and publishing those rates, having the index maturity specified in the applicable pricing supplement, commencing on the applicable interest reset date, as the rate appears on the Moneyline Telerate service, or any successor service, on page 248 (or any other page as may replace such page on such service), which is commonly referred to as “Telerate Page 248,” as of 11:00 A.M., Brussels time, on the applicable interest determination date.

The following procedures will be followed if the rate cannot be determined as described above:

•	If the above rate does not appear on Telerate Page 248, or is not so published by 11:00 A.M., Brussels time, on the applicable interest determination date, EURIBOR for such interest determination date will be the rate calculated by the calculation agent as the arithmetic mean of at least two quotations obtained by the calculation agent after requesting the principal Euro-zone (as defined below) offices of four major banks in the Euro-zone interbank market, which may include us, as selected by the calculation agent, to provide the calculation agent with its offered quotation for deposits in euros for the period of the index maturity designated in the applicable pricing supplement, commencing on the applicable interest reset date, to prime banks in the Euro-zone interbank market at approximately 11:00 A.M., Brussels time, on the applicable interest determination date and in a principal amount not less than the equivalent of U.S.$1,000,000 in euros that is representative for a single transaction in euros in such market at such time.

•	If fewer than two quotations are so provided, the rate on the applicable interest determination date will be calculated by the calculation agent and will be the arithmetic mean of the rates quoted at approximately 11:00 A.M., Brussels time, on such interest determination date by four major banks in the Euro-zone for loans in euros to leading European banks, having the index maturity designated in the applicable pricing supplement, commencing on the applicable interest reset date and in principal amount not less than the equivalent of U.S.$1,000,000 in euros that is representative for a single transaction in euros in such market at such time.

•	If the banks so selected by the calculation agent are not quoting as set forth above, EURIBOR for that interest determination date will remain EURIBOR for the immediately preceding interest reset period, or, if there was no interest reset period, the rate of interest payable will be the initial interest rate.

“Euro-zone” means the region comprising member states of the European Union that have adopted a single currency in accordance with the relevant treaty of the European Union, as amended.

Federal Funds Rate Notes

Federal funds rate notes will bear interest at the interest rates specified in the applicable pricing supplement. Those interest rates will be based on the federal funds rate and any spread and/or spread multiplier and will be subject to the minimum interest rate and the maximum interest rate, if any.

The “federal funds rate” means, for any interest determination date, the rate on that date for federal funds as published in H.15(519) under the heading “Federal Funds (Effective)” as displayed on Moneyline Telerate, or any successor service, on page 120 or any other page as may replace the applicable page on that service, which is commonly referred to as “Telerate Page 120.”

The following procedures will be followed if the federal funds rate cannot be determined as described above:

•	If such rate does not appear on Telerate Page 120 or is not so published by 3:00 P.M., New York City time, on the calculation date pertaining to such interest determination date, the Federal Funds Rate will be the rate on such interest determination date as published in H.15 Daily Update, or such other recognized electronic service used for the purpose of displaying such rate, under the caption “Federal Funds (Effective).”

•	If such rate does not appear on Telerate Page 120 or is not yet published in H.15(519), H.15 Daily Update or another recognized electronic source by 3:00 P.M., New York City time, on such calculation date, the Federal Funds Rate will be calculated by the calculation agent and will be the arithmetic mean on such interest determination date of the rates for the last transaction in overnight United States dollar federal funds arranged by each of three leading dealers in federal funds transactions in The City of New York (which may include us or our affiliates) selected by the calculation agent, as of 9:00 A.M., New York City time, on such interest determination date.

•	If the dealers selected by the calculation agent are not quoting as set forth above, the federal funds rate for that interest determination date will remain the federal funds rate for the immediately preceding interest reset period, or, if there was no interest reset period, the rate of interest payable will be the initial interest rate.

LIBOR Notes

LIBOR notes will bear interest at the interest rates specified in the applicable pricing supplement. That interest rate will be based on London Interbank Offered Rate, which is commonly referred to as “LIBOR,” and any spread and/or spread multiplier and will be subject to the minimum interest rate and the maximum interest rate, if any.

The calculation agent will determine “LIBOR” for each interest determination date as follows:

•	As of the interest determination date, LIBOR will be either:

•

if “LIBOR Reuters” is specified in the applicable pricing supplement, the arithmetic mean of the offered rates (unless the Designated LIBOR Page by its terms provides only for a single rate, in which case such single rate shall be used) for deposits in the Designated LIBOR Currency having an index maturity specified in such pricing supplement, commencing on the applicable interest reset date, that appear (or, if only a single rate is required as aforesaid, appears) on the Designated LIBOR Page as of 11:00 A.M., London time, on such interest determination date, or

•	if “LIBOR Telerate” is specified in the applicable pricing supplement or if neither “LIBOR Reuters” nor “LIBOR Telerate” is specified in the applicable pricing supplement as the method for calculating LIBOR, the rate for deposits in the Designated LIBOR Currency having the index maturity specified in such pricing supplement, commencing on such interest reset date, that appears on the Designated LIBOR Page as of 11:00 A.M., London time, on such LIBOR interest determination date.

•	With respect to an interest determination date on which fewer than two offered rates appear, or no rate appears, as the case may be, on the Designated LIBOR Page as specified above, the calculation agent will request the principal London offices of each of four major reference banks (which may include us or our affiliates) in the London interbank market, as selected by the calculation agent, to provide the calculation agent with its offered quotation for deposits in the Designated LIBOR Currency for the period of the index maturity specified in the applicable pricing supplement, commencing on the applicable interest reset date, to prime banks in the London interbank market at approximately 11:00 A.M., London time, on such interest determination date and in a principal amount that is representative for a single transaction in the Designated LIBOR Currency in such market at such time. If at least two such quotations are so provided, then LIBOR on such interest determination date will be the arithmetic mean of such quotations.

•	If fewer than two such quotations are so provided, then LIBOR on such interest determination date will be the arithmetic mean of the rates quoted at approximately 11:00 A.M., in the applicable principal financial center, on such interest determination date by three major banks (which may include us or our affiliates) in such principal financial center selected by the calculation agent for loans in the Designated LIBOR Currency to leading European banks, having the index maturity specified in the applicable pricing supplement and in a principal amount that is representative for a single transaction in the Designated LIBOR Currency in such market at such time.

•	If the banks so selected by the calculation agent are not quoting as set forth above, LIBOR for that interest determination date will remain LIBOR for the immediately preceding interest reset period, or, if there was no interest reset period, the rate of interest payable will be the initial interest rate.

“Designated LIBOR Page” means: (a) if “LIBOR Reuters” is specified in the applicable pricing supplement, the display on the Reuters Monitor Money Rates Service (or any successor service) on the page specified in such pricing supplement (or any other page as may replace such page on such service) for the purpose of displaying the London interbank rates of major banks for the Designated LIBOR Currency, or (b) if “LIBOR Telerate” is specified in the applicable pricing supplement or neither “LIBOR Reuters” nor “LIBOR Telerate” is specified in the applicable pricing supplement as the method for calculating LIBOR, the display on the Moneyline Telerate service, or any successor service, on the page specified in such pricing supplement (or any other page as may replace such page on such service) for the purpose of displaying the London interbank rates of major banks for the Designated LIBOR Currency.

Prime Rate Notes

Prime rate notes will bear interest at the interest rates specified in the applicable pricing supplement. That interest rate will be based on the prime rate and any spread and/or spread multiplier, and will be subject to the minimum interest rate and the maximum interest rate, if any.

The “prime rate” means, for any interest determination date, the rate on that date as published in H.15(519) under the heading “Bank Prime Loan.”

The following procedures will be followed if the prime rate cannot be determined as described above:

•	If the above rate is not published by 3:00 P.M., New York City time, on the calculation date pertaining to such interest determination date, the prime rate on such interest determination date will be the rate on such interest determination date as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying such rate, under the caption “Bank Prime Loan.”

•	If such rate is not yet published in H.15(519), H.15 Daily Update or another recognized electronic source by 3:00 P.M., New York City time, on such calculation date, the prime rate shall be calculated by the calculation agent and will be the arithmetic mean of the rates of interest publicly announced by each bank that appears on the Reuters Screen US PRIME 1 Page (as hereinafter defined) as such bank’s prime rate or base lending rate as of 11.00 A.M., New York City time, on such interest determination date.

•	If fewer than four such rates so appear on the Reuters Screen US PRIME 1 Page for such interest determination date, then the prime rate shall be the arithmetic mean of the prime rates or base lending rates quoted on the basis of the actual number of days in the year divided by a 360-day year as of the close of business on such interest determination date by four major money center banks (which may include us or our affiliates) in The City of New York selected by the calculation agent.

•	If fewer than four such quotations are so provided, then the prime rate shall be the arithmetic mean of four prime rates quoted on the basis of the actual number of days in the year divided by a 360-day year as of the close of business on such interest determination date as furnished in The City of New York by the major money center banks, if any, that have provided such quotations and by a reasonable number of substitute banks or trust companies (which may include us or our affiliates), provided such substitute banks or trust companies are organized and doing business under the laws of the United States, or any State thereof, each having total equity capital of at least $500 million and being subject to supervision or examination by a Federal or state authority, selected by the calculation agent to provide such rate or rates.

•	If the banks or trust companies selected by the calculation agent are not quoting as set forth above, the prime rate for that interest determination date will remain the prime rate for the immediately preceding interest reset period, or, if there was no interest reset period, the rate of interest payable will be the initial interest rate.

“Reuters Screen US PRIME 1 Page” means the display designated as page “US PRIME 1” on the Reuters Monitor Money Rates Service, or any successor service, or any other page as may replace the US PRIME 1 Page on that service for the purpose of displaying prime rates or base lending rates of major United States banks.

Treasury Rate Notes

Treasury rate notes will bear interest at the interest rates specified in the applicable pricing supplement. That interest rate will be based on the Treasury rate and any spread and/or spread multiplier and will be subject to the minimum interest rate and the maximum interest rate, if any.

The “Treasury rate” will be determined as of each interest determination date relating to a Treasury rate note and will be the rate from the auction held on such interest determination date, which we refer to as the auction, of direct obligations of the United States, which are commonly referred to as “Treasury Bills,” having the index maturity specified in the applicable pricing supplement as such rate appears under the caption “Investment Rate” on the display on the Moneyline Telerate service, or any successor service, on page 56 (or any other page as may replace such page on such service), which we refer to as “Telerate Page 56,” or page 57 (or any other page as may replace such page on such service), which we refer to as “Telerate Page 57,”

The following procedures will be followed if the Treasury rate cannot be determined as described above.

•	If the above rate is not so published by 3:00 P.M., New York City time, on the related calculation date, the Treasury rate shall be calculated by the calculation agent and will be the bond equivalent yield (as defined below) of the rate for such Treasury Bills as published in H.15 Daily Update, or such other recognized electronic source used for the purposes of displaying such rate, under the caption “U.S. Government Securities/Treasury Bills/auction High.”

•	If such rate is not so published by 3:00 P.M., New York City time, on the related calculation date, the Treasury rate will be calculated by the calculation agent and shall be the bond equivalent yield of the auction rate of such Treasury Bills as announced by the United States Department of the Treasury.

•	In the event that the auction rate of Treasury Bills having the index maturity specified in the applicable pricing supplement is not so announced by the United States Department of the Treasury, or if no such auction is held, then the Treasury rate will be calculated by the calculation agent and will be the bond equivalent yield of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 P.M., New York City time, on such interest determination date, of three primary United States government securities dealers (which may include us or our affiliates) selected by the calculation agent, for the issue of Treasury Bills with a remaining maturity closest to the index maturity specified in the applicable pricing supplement.

•	If the dealers selected by the calculation agent are not quoting as set forth above, the Treasury rate for that interest determination date will remain the Treasury rate for the immediately preceding interest reset period, or, if there was no interest reset period, the rate of interest payable will be the initial interest rate.

The “bond equivalent yield” means a yield (expressed as a percentage) calculated in accordance with the following formula:

bond equivalent yield	=	D x N	x 100
360 - (D x M)

In this formula, “D” refers to the applicable per annum rate for Treasury Bills quoted on a bank discount basis, “N” refers to 365 or 366, as the case may be, and “M” refers to the actual number of days in the interest period for which interest is being calculated.

Renewable Notes

We may also issue “renewable notes,” which will mature on an interest payment date specified in the applicable pricing supplement, unless the maturity of all or a portion of the principal amount of the notes is extended by the holders in accordance with the procedures set forth in the applicable pricing supplement.

Interest and Principal Payments

Paying Agent

We have appointed Deutsche Bank Trust Company Americas, 60 Wall Street, New York, NY 10005 as our current paying agent for the notes. We may appoint one or more financial institutions to act as our paying agents at whose designated offices notes in certificated (i.e., definitive) form may be surrendered for payment at their maturity. We may add, replace or terminate paying agents from time to time. We may also choose to act as our own paying agent. We will notify you of changes in the paying agents.

Payments of Interest

The paying agent will pay interest to the person in whose name the note is registered at the close of business on the applicable record date. However, upon maturity, redemption or repayment, the paying agent will pay any interest due to the person to whom it pays the principal of the note. The paying agent will make the payment of interest on the date of maturity, redemption or repayment, whether or not that date is an interest payment date. The paying agent will make the initial interest payment on a note on the first interest payment date falling after the date of issuance, unless the date of issuance is less than 15 calendar days before an interest payment date. In that case, the paying agent will pay interest on the next succeeding interest payment date to the holder of record on the record date corresponding to the succeeding interest payment date.

Book-entry and other indirect owners should consult their banks or brokers for information on how they will receive payments on their notes.

Payment Procedures for Notes Denominated in U.S. Dollars

Payments on Global Notes. The paying agent will make payments of principal, premium, if any, and interest, if any, to the account of the Depositary, as holder of the global notes, by wire transfer of immediately available funds or transfer of other property. We expect that the Depositary, upon receipt of any payment, will immediately credit its participants’ accounts in amounts proportionate to their respective beneficial interests in the global notes as shown on the records of the Depositary. We also expect that payments by the Depositary’s participants to owners of beneficial interests in the global notes will be governed by standing customer instructions and customary practices and will be the responsibility of those participants.

Payments on Certificated Notes. The paying agent will make U.S. dollar payments on the notes as follows:

•	the principal, premium (if any) or interest (if any) due at maturity or, if applicable, earlier redemption or repayment, shall be paid in immediately available funds or transfer of other property only upon presentation of such certificated note at the corporate trust office of the paying agent;

•	the interest (if any) due on each interest payment date (other than interest payable at maturity, early redemption or repayment) shall be paid by check mailed to the record holder of such certificated note on the record date; or

•	for holders of the equivalent of at least U.S. $10,000,000 in aggregate principal amount of certificated notes (having identical tenor and terms), the interest shall be paid on each interest payment date by wire transfer of immediately available funds, if appropriate wire transfer instructions have been received by the paying agent not less than 16 days prior to such interest payment date.

Payment Procedures for Notes Denominated in a Foreign Currency

Payments on Global Notes. We will make payments on a global note in accordance with the applicable policies of the Depositary as in effect from time to time. Payments made by us on foreign currency notes will be made in U.S. dollars, unless otherwise specified in the applicable pricing supplement or unless the holder elects to receive payments in the specified currency (if this right is set forth in the applicable pricing supplement).

Beneficial owners should consult their banks or broker-dealers for information on how to request payment in the specified currency and to ascertain the deadline for giving instructions to them in order to ensure that timely notice will be delivered to the Depositary.

Payments on Certificated Notes. Payments made by us on foreign currency notes will be made in U.S. dollars, unless otherwise specified in the applicable pricing supplement or unless the holder elects to receive payments in the specified currency (if this right is set forth in the applicable pricing supplement). If so specified, a holder may elect to receive payment in the specified currency for certain specified payments or all payments (in which case a holder would no longer need to file a separate election for each payment). To make such an election, the paying agent must receive a written request from the holder:

•	for payments of interest, on a date prior to the record date for the relevant interest payment date; or

•	for payments of principal, at least 10 calendar days prior to the maturity date (or any redemption date or repayment date);

provided, that any such election is irrevocable as to the next succeeding payment to which it relates. If such election is made as to full payment on a note, the election may thereafter be revoked so long as the paying agent is notified of the revocation within the time period set forth above.

Banks in the United States offer non-U.S. dollar-denominated checking or savings account facilities in the United States only on a limited basis. Accordingly, unless otherwise indicated in the applicable pricing supplement, payments of principal of, premium (if any) and interest (if any) on foreign currency notes to be made in a specified currency other than U.S. dollars will be made to an account at a bank outside the United States that is acceptable to both us and the paying agent, unless we agree to alternative arrangements.

Indirect holders (including those who hold notes in street name) should consult their banks or broker-dealers for information on how to request payment in the specified currency and to ascertain the deadline for giving instructions to them in order to ensure that timely notice will be delivered to the paying agent.

If the holder does not elect to be paid in the specified currency, we will make payments in U.S. dollars as follows:

•	the principal, premium (if any) or interest (if any) due at maturity or, if applicable, earlier redemption or repayment, shall be paid in immediately available funds only upon presentation of such certificated note at the corporate trust office of the paying agent;

•	the interest (if any) due on each interest payment date (other than interest payable at maturity, early redemption or repayment) shall be paid by check mailed to the record holder of such certificated note on the record date; or

•	for holders of the equivalent of at least U.S. $10,000,000 in one or more foreign currencies or currency units in aggregate principal amount of certificated notes (having identical tenor and terms), the interest shall be paid on each interest payment date by wire transfer of immediately available funds, if appropriate wire transfer instructions have been received by the paying agent not less than 16 days prior to such interest payment date.

Determination of Exchange Rate for Payments in U.S. Dollars for Notes Denominated in a Foreign Currency. Deutsche Bank AG, London Branch, will act as exchange rate agent and convert the specified currency into U.S. dollars for holders who will be receiving payments in U.S. dollars rather than the specified currency. Unless otherwise provided in the applicable pricing supplement, the conversion will be based on the highest bid quotation in The City of New York received by the exchange rate agent at approximately 11:00 a.m., New York City time, on the second business day preceding the applicable payment date from three recognized foreign exchange dealers for the purchase by the quoting dealer:

•	of the specified currency for U.S. dollars for settlement on the payment date;

•	in the aggregate amount of the specified currency payable to those holders or beneficial owners of notes; and

•	at which the applicable dealer commits to execute a contract.

One of the dealers providing quotations may be the exchange rate agent, even if such agent is an affiliate of ours. If those bid quotations are not available, payments will be made in the specified currency. The holders or beneficial owners of notes will pay all currency exchange costs by deductions from the amounts payable on the notes.

Adoption of Euro. If a country that is or becomes a member state of the European Union decides to participate in Stage III of the European Economic and Monetary Union (EMU) and adopts or has adopted the euro, then all payment amounts in respect of notes denominated or payable in the currency of such country will be calculated in euros in conformity with legally applicable measures taken pursuant to, or by virtue of, applicable law, and such payment will not constitute an event of default under the indenture or the notes. However, a holder will receive actual payment on such notes in U.S. dollars instead of euros, as described in

“—Payment on Global Notes” and “—Payment on Certificated Notes” above, unless the appropriate election is made to receive the payment in the specified currency.

Unavailability of Foreign Currency. The relevant specified currency may not be available to us for making payments of principal of, premium on (if any) or interest (if any) on any note. This could occur (a) due to the imposition of exchange controls or other circumstances beyond our control; (b) if a currency unit is no longer used for the purposes for which it was established; or (c) if the specified currency is no longer used by the government of the country issuing that currency or by public institutions within the international banking community for the settlement of transactions, in each such case as determined in good faith by us.

Except with respect to notes denominated or payable in currencies of existing members of, or candidate countries to the European Union, that adopt the euro (as described in “—Adoption of Euro” above), if the specified currency is unavailable, we may satisfy our obligations to holders of the notes by making those payments on the date of payment in U.S. dollars or such foreign currency or currency unit as may be specified in the applicable pricing supplement. This “substitute currency” will become the currency of payment on each payment date occurring after the last date on which the specified currency was available, which we refer to as the “conversion date” (but such specified currency will, at our election, resume being the currency of payment on the first such payment date preceded by 15 business days during which the circumstances which gave rise to the change of currency no longer prevail, in each case, as determined in good faith by us).

The substitute currency amount to be paid by us to the paying agent and by the paying agent to the holder of a note with respect to such payment date will be the currency equivalent or currency unit equivalent (each as defined below) of the specified currency as determined by the exchange rate agent (which determination will be delivered in writing to the paying agent not later than the fifth business day prior to the applicable payment date) as of the conversion date or, if later, the date most recently preceding the payment date in question on which such determination is possible of performance, but not more than 15 business days before such payment date. Such conversion date or date preceding a payment date is referred to as the “valuation date.” Any payment in a substitute currency under the circumstances described above will not constitute an event of default under the notes.

The “currency equivalent” will be determined by the exchange rate agent as of each valuation date and will be obtained by converting the specified currency (unless the specified currency is a currency unit) into the substitute currency at the market exchange rate (as defined below) on the valuation date.

The “currency unit equivalent” will be determined by the exchange rate agent as of each valuation date and will be the sum obtained by adding together the results obtained by converting the specified amount of each initial component currency into the substitute currency at the market exchange rate on the valuation date for such component currency.

“Component currency” means any currency which, on the conversion date, was a component currency of the relevant currency unit.

“Market exchange rate” means, as of any date, for any specified currency (including any currency unit), the noon buying rate for such currency in New York City for cable transfers payable in foreign currencies, as reported by the Federal Reserve Bank of New York. If the market exchange rate is not available for any reason with respect to one or more currencies or currency units for which an exchange rate is required, the exchange rate agent will use, in its sole discretion and without liability on its part, such quotation of the Federal Reserve Bank of New York as of the most recent available date, or quotations from one or more major banks in New York City or in the country of issue of the currency or currency unit in question, or such other quotations as the exchange rate agent shall deem appropriate. If there is more than one market for dealing in any currency or currency unit by reason of foreign exchange regulations or otherwise, the market to be used in respect of such currency or currency unit will be that upon which a non-resident issuer of securities designated in such currency or currency unit would, as determined in its sole discretion and without liability on the part of the exchange rate agent, purchase such currency or currency unit in order to make payments in respect of such securities.

“Specified amount” of a component currency means the number of units (including decimals) which such component currency represented in the relevant currency unit, on the conversion date or the valuation date or the last date the currency unit was so used, whichever is later. If after such date the official unit of any component currency is altered by way of combination or subdivision, the specified amount of such component currency will be divided or multiplied in the same proportion. If after such date two or more component currencies are consolidated into a single currency, the respective specified amounts of such component currencies will be replaced by an amount in such single currency equal to the sum of the respective specified amounts of such consolidated component currencies expressed in such single currency, and such amount will thereafter be a specified amount and such single currency will thereafter be a component currency. If after such date any component currency will be divided into two or more currencies, the specified amount of such component currency will be replaced by specified amounts of such two or more currencies, the sum of which, at the market exchange rate of such two or more currencies on the date of such replacement, will be equal to the specified amount of such former component currency and such amounts will thereafter be specified amounts and such currencies will thereafter be component currencies.

All determinations referred to above made by us will be at our sole discretion and will, in the absence of manifest error, be conclusive for all purposes and binding on holders.

Exchange Rate Agent. If we issue a note in a specified currency other than U.S. dollars, we will appoint a financial institution to act as the exchange rate agent. Unless otherwise specified in the applicable pricing supplement, the exchange rate agent will be Deutsche Bank AG, London Branch. We may change the exchange rate agent from time to time after the original issue date of the note without your consent and without notifying you of the change.

All determinations made by the exchange rate agent will be at its sole discretion unless we state in a pricing supplement that any determination is subject to our approval. In the absence of manifest error, those determinations will be conclusive for all purposes and binding on you and us, without any liability on the party of the exchange rate agent.

Redemptions and Repurchases of Notes

Optional Redemption. Unless otherwise indicated in the applicable pricing supplement, the notes will not be redeemable prior to maturity. If redemption is provided for in the applicable pricing supplement, we will have the option to redeem a note on and after the date, if any, fixed at the time of sale, which we refer to as the initial redemption date. Unless otherwise specified in the applicable pricing supplement, on and after a note’s initial redemption date, we will have the option to redeem such note in whole or in part in increments of $1,000 principal amount (or, if such note is denominated in a foreign currency, in such other amount in one or more foreign currencies or currency units as shall be set forth in the applicable pricing supplement) at a redemption price determined in accordance with the following, together with accrued and unpaid interest, if any, payable on the date of redemption.

Unless otherwise specified in the applicable pricing supplement, the redemption price for each note or part thereof subject to redemption shall be:

(i)	in the case of an interest-bearing note, the principal amount of such note or part thereof redeemed, or

(ii)	in the case of a non-interest-bearing note, an amount equal to the issue price thereof plus accrued original issue discount to the redemption date,

multiplied in each case by an initial redemption percentage, which shall be the percentage set forth in the applicable pricing supplement, of, in the case of a non-interest-bearing note, the face amount (and in the case of an interest-bearing note, the principal amount) of such note and, if applicable, shall decline on each anniversary of the initial redemption date by the annual redemption percentage reduction set forth in the applicable pricing supplement;

provided, however, that in no event shall the redemption price be less than 100% of such principal amount or face amount, as the case may be, unless otherwise specified in the applicable pricing supplement. The initial redemption percentage and any annual redemption percentage reduction with respect to each note subject to redemption prior to maturity will be fixed at the time of sale and set forth in the applicable pricing supplement. We will mail a notice of redemption to each holder by first-class mail, postage prepaid, at least 30 days and not more than 60 days prior to the date fixed for redemption, or within the redemption notice period designated in the applicable pricing supplement, to the address of each holder as that address appears upon the books maintained by the paying agent.

Repayment at Option of Holder. If applicable, the pricing supplement relating to each note will indicate that the holder has the option to have us repay the note on one or more optional repayment dates specified prior to its maturity date. Unless otherwise specified in the applicable pricing supplement, the repayment price will be equal to 100% of the principal amount of the note, together with accrued interest to the date of repayment. For notes issued with original issue discount, the repayment price is described under “Description of Notes—Types of Notes—Original Issue Discount Notes.”

Unless otherwise specified in the applicable pricing supplement, for us to repay a note, the paying agent must receive the following at least 30 days but not more than 60 days prior to the repayment date:

•	the note with the form entitled “Option to Elect Repayment” (as included in the applicable pricing supplement); or

•

a telegram, telex, facsimile transmission or a letter from a member of a national securities exchange, or the National Association of Securities Dealers, Inc. or a commercial bank or trust company in the United States setting forth the name of the holder of the note, the principal amount of the note, the principal amount of the note to be repaid, the certificate number or a description of the tenor and terms of the note, a statement that the option to elect repayment is being exercised and a guarantee that the note to be repaid, together with the duly completed form entitled “Option to Elect Repayment,” with any unmatured coupons will be received by the paying agent not later than the fifth business day after the date of that telegram, telex, facsimile transmission or letter. However, the telegram, telex, facsimile transmission or letter will only be effective if that note and form duly completed are received by the paying agent by the fifth business day after the date of that telegram, telex, facsimile transmission or letter.

Exercise of the repayment option by the holder of a note will be irrevocable. The holder may exercise the repayment option for less than the entire principal amount of the note but, in that event, the principal amount of the note remaining outstanding after repayment must be an authorized denomination.

Special Requirements for Optional Repayment of Global Notes. If a note is represented by a global note, the Depositary or the Depositary’s nominee will be the holder of the note and therefore will be the only entity that can exercise a right to repayment. In order to ensure that the Depositary’s nominee will timely exercise a right to repayment of a particular note, the beneficial owner of the note must instruct the broker or other direct or indirect participant through which it holds an interest in the note to notify the Depositary of its desire to exercise a right to repayment. Different firms have different cut-off times for accepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other direct or indirect participant through which it holds an interest in a note in order to ascertain the cut-off time by which an instruction must be given in order for timely notice to be delivered to the Depositary.

Street name and other indirect owners should contact their banks or brokers for information about how to exercise a repayment right in a timely manner.

Open Market Purchases. We may purchase notes at any price in the open market or otherwise. Notes so purchased by us may, at our discretion, be held or resold or surrendered to the trustee for cancellation.

Form, Exchange and Transfer

Certificated (i.e., definitive) notes may be registered or transferred at the office of Deutsche Bank Trust Company Americas, 60 Wall Street, New York, New York, 10005, as our current transfer agent for the transfer and exchange of the notes. If a note is issued as a global note, only the depositary will be entitled to transfer and exchange the note as described in this subsection, because it will be the only holder of the note. Global notes may be transferred and exchanged only in the manner and to the extent set forth under “Forms of Securities—Global Securities” in the prospectus.

Transfer Agent. We may appoint entities other than, or in addition to, the trustee to perform the functions of a transfer agent, or we may perform them ourselves. We may cancel the appointment of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts. If we have designated additional transfer agents for a particular note, they will be named in the applicable pricing supplement.

Redemptions and Repurchases. We will not be required to:

•	register the transfer or exchange of any note if the holder has exercised the holder’s right, if any, to require us to repurchase the note, in whole or in part, except the portion of the note not required to be repurchased;

•	register the transfer or exchange of notes to be redeemed for a period of fifteen calendar days preceding the mailing of the relevant notice of redemption; or

•	register the transfer or exchange of any registered note selected for redemption in whole or in part, except the unredeemed or unpaid portion of that registered note being redeemed in part.

Charges. No service charge will be made for any registration or transfer or exchange of notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with the registration of transfer or exchange of notes.

Replacement of Notes

At the expense of the holder, we may, in our discretion, replace any notes that become mutilated, destroyed, lost or stolen or are apparently destroyed, lost or stolen. The mutilated notes must be delivered to the trustee, the paying agent and the registrar, in the case of registered notes, or satisfactory evidence of the destruction, loss or theft of the notes must be delivered to us, the paying agent, the registrar, in the case of registered notes, and the trustee. At the expense of the holder, an indemnity that is satisfactory to us, the principal paying agent, the registrar, in the case of registered notes, and the trustee may be required before a replacement note will be issued.

THE DEPOSITARY

The Depository Trust Company, New York, New York will be designated as the depositary for any registered global note. Each registered global note will be registered in the name of Cede & Co., the Depositary’s nominee.

What Is the Depositary? The Depositary is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. The Depositary holds securities deposited with it by its direct participants, and it facilitates the settlement of transactions among its direct participants in those securities through electronic computerized book-entry changes in participants’ accounts, eliminating the need for physical movement of securities certificates. The Depositary’s direct participants include both U.S. and non-U.S. securities brokers and dealers, including the agents, banks, trust companies, clearing corporations and other organizations, some of whom and/or their representatives own the Depositary. Access to the Depositary’s book-entry system is also available to others, such as both U.S. and non-U.S. brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to the Depositary and its participants are on file with the SEC.

Beneficial Ownership Interests and the Depositary’s Book-Entry System. Purchases of the notes under the Depositary’s system must be made by or through its direct participants, which will receive a credit for the notes on the Depositary’s records. The ownership interest of each actual purchaser of each note (the “beneficial owner”) is in turn to be recorded on the records of direct and indirect participants. Beneficial owners will not receive written confirmation from the Depositary of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owner entered into the transaction. Transfers of ownership interests in the notes are to be made by entries on the books of direct and indirect participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in notes, except in the event that use of the book-entry system for the notes is discontinued.

To facilitate subsequent transfers, all notes deposited with the Depositary are registered in the name of the Depositary’s partnership nominee, Cede & Co, or such other name as may be requested by the Depositary. The deposit of notes with the Depositary and their registration in the name of Cede & Co. or such other nominee of the Depositary do not effect any change in beneficial ownership. The Depositary has no knowledge of the actual beneficial owners of the notes; the Depositary’s records reflect only the identity of the direct participants to whose accounts the notes are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

Notices and Communications. Conveyance of notices and other communications by the Depositary to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Voting. Neither the Depositary nor Cede & Co. (nor such other nominee of the Depositary) will consent or vote with respect to the notes unless authorized by a direct participant in accordance with the Depositary’s procedures. Under its usual procedures, the Depositary mails an omnibus proxy to us as soon as possible after the applicable record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants identified in a listing attached to the omnibus proxy to whose accounts the notes are credited on the record date.

Payments. Redemption proceeds, distributions, and other payments on the notes will be made to Cede & Co or such other nominee as may be requested by the Depositary. The Depositary’s practice is to credit direct participants’ accounts upon the Depositary’s receipt of funds or other property and corresponding detail information from us or any agent of ours, on the date payable in accordance with their respective holdings shown on the Depositary’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participant and not of the Depositary or its nominee, the trustee, any agent of ours, or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payments of redemption proceeds, distributions, and other payments to Cede & Co. or such other nominee as may be requested by the Depositary is the responsibility of us or of any paying agent of ours, disbursement of such payments to direct participants will be the responsibility of the Depositary, and disbursement of such payments to the beneficial owners will be the responsibility of direct and indirect participants.

Discontinuance of the Depositary. The Depositary may discontinue providing its services as depositary with respect to the notes at any time by giving reasonable notice to us or our agent. Under such circumstances, in the event that a successor depositary is not obtained by us within 90 days, security certificates are required to be printed and delivered. See “Forms of Securities—Global Securities” in the prospectus.

We may decide to discontinue use of the system of book-entry transfers through the Depositary or any successor depositary. In that event, security certificates will be printed and delivered. See “Forms of Securities—Global Securities” in the prospectus.

According to the Depositary, the foregoing information relating to the Depositary has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind. The information in this section concerning the Depositary and its book-entry system has been obtained from sources we believe to be reliable, but we take no responsibility for the accuracy thereof. The Depositary may change or discontinue the foregoing procedures at any time. See “Form of Securities” in the accompanying prospectus for additional information about the form of notes.

SERIES A NOTES OFFERED ON A GLOBAL BASIS

If we offer any of the notes under our Series A program on a global basis, we will so specify in the applicable pricing supplement. The additional information contained in this section under “—Book Entry, Delivery and Form” and “—Global Clearance and Settlement Procedures” will apply to every offering on a global basis. The additional provisions described under “—Tax Redemption” and “—Payment of Additional Amounts” will apply to notes offered on a global basis only if we so specify in the applicable pricing supplement.

Book-Entry, Delivery and Form

The notes will be issued in the form of one or more fully registered global notes which will be deposited with, or on behalf of, the Depositary and registered in the name of Cede & Co., the Depositary’s nominee. Beneficial interests in the registered global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in the Depositary. If specified in the applicable pricing supplement, investors may elect to hold interests in the registered global notes held by the Depositary through Clearstream, Luxembourg or the Euroclear operator if they are participants in those systems, or indirectly through organizations which are participants in those systems. Clearstream, Luxembourg and the Euroclear operator will hold interests on behalf of their participants through customers’ securities accounts in Clearstream, Luxembourg’s and the Euroclear operator’s names on the books of their respective depositaries, which in turn will hold such interests in the registered global notes in customers’ securities accounts in the depositaries’ names on the books of the Depositary. Citibank N.A. will act as depositary for Clearstream, Luxembourg and JPMorgan Chase Bank, N.A. will act as depositary for the Euroclear operator. We refer to each of Citibank, N.A. and JPMorgan Chase Bank, N.A., acting in this depositary capacity, as the “U.S. depositary” for the relevant clearing system. Except as set forth below, the registered global notes may be transferred, in whole but not in part, only to the Depositary, another nominee of the Depositary or to a successor of the Depositary or its nominee.

Clearstream, Luxembourg advises that it is incorporated under the laws of Luxembourg as a bank. Clearstream, Luxembourg holds securities for its customers, “Clearstream, Luxembourg customers,” and facilitates the clearance and settlement of securities transactions between Clearstream, Luxembourg customers through electronic book-entry transfers between their accounts, thereby eliminating the need for physical movement of securities. Clearstream, Luxembourg provides to Clearstream, Luxembourg customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream, Luxembourg interfaces with domestic securities markets in over 30 countries through established depository and custodial relationships. As a bank, Clearstream, Luxembourg is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream, Luxembourg customers are world-wide financial institutions, including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations. Clearstream, Luxembourg’s U.S. customers are limited to securities brokers and dealers and banks. Indirect access to Clearstream, Luxembourg is also available to other institutions such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream, Luxembourg customer. Clearstream, Luxembourg has established an electronic bridge with the Euroclear operator to facilitate settlement of trades between Clearstream, Luxembourg and the Euroclear operator.

Distributions with respect to the notes held through Clearstream, Luxembourg will be credited to cash accounts of Clearstream, Luxembourg customers in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream, Luxembourg.

The Euroclear operator advises that the Euroclear System was created in 1968 to hold securities for its participants, “Euroclear participants,” and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. The Euroclear System is owned by Euroclear Clearance System Public Limited Company and operated through a license agreement by the Euroclear operator, a bank incorporated under the laws of the Kingdom of Belgium. The Euroclear operator is regulated and examined by the Belgian Banking and Finance Commission and the National Bank of Belgium.

The Euroclear operator holds securities and book-entry interests in securities for participating organizations and facilitates the clearance and settlement of securities transactions between Euroclear participants and between Euroclear participants and participants of certain other securities intermediaries through electronic book-entry changes in accounts of such participants or other securities intermediaries.

The Euroclear operator provides Euroclear participants with, among other things, safekeeping, administration, clearance and settlement, securities lending and borrowing and related services.

Non-participants of Euroclear may acquire, hold and transfer book-entry interests in notes through accounts with a direct participant of Euroclear or any other securities intermediary that holds a book-entry interest in the notes through one or more securities intermediaries standing between such other securities intermediary and the Euroclear operator.

Securities clearance accounts and cash accounts with the Euroclear operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law, collectively, the “terms and conditions.” The terms and conditions govern transfers of securities and cash within the Euroclear System, withdrawals of securities and cash from the Euroclear System, and receipts of payments with respect to securities in the Euroclear System. All securities in the Euroclear System are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear operator acts under the terms and conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

Distributions with respect to the notes held beneficially through the Euroclear System will be credited to the cash accounts of Euroclear participants in accordance with the terms and conditions, to the extent received by the U.S. depositary for the Euroclear operator.

Although the Euroclear operator has agreed to the procedures provided below in order to facilitate transfers of securities among Euroclear participants and between Euroclear participants and participants of other intermediaries, it is under no obligation to perform or continue to perform in accordance with such procedures, and such procedures may be modified or discontinued at any time.

Investors electing to acquire securities through an account with the Euroclear operator or some other securities intermediary must follow the settlement procedures of such an intermediary with respect to the settlement of new issues of securities. Investors electing to acquire, hold or transfer securities through an account with the Euroclear operator or some other securities intermediary must follow the settlement procedures of such an intermediary with respect to the settlement of secondary market transactions of such securities.

Investors who are Euroclear participants may acquire, hold or transfer interests in securities by book-entry to accounts with the Euroclear operator. Investors who are not Euroclear participants may acquire, hold or transfer interests in securities by book-entry to accounts with a securities intermediary who holds a book-entry interest in these securities through accounts with Euroclear.

The Euroclear operator further advises that investors that acquire, hold and transfer interests in securities by book-entry through accounts with the Euroclear operator or any other securities intermediary are subject to the laws and contractual provisions governing their relationship with their intermediary, as well as the laws and contractual provisions governing the relationship between their intermediary and each other intermediary, if any, standing between themselves and the securities.

The Euroclear operator further advises that, under Belgian law, investors that are credited with securities on the records of the Euroclear operator have a co-property right in the fungible pool of interests in securities on deposit with the Euroclear operator in an amount equal to the amount of interests in securities credited to their accounts. In the event of the insolvency of the Euroclear operator, Euroclear participants would have a right under Belgian law to the return of the amount and type of interests in securities credited to their accounts with the Euroclear operator. If the Euroclear operator does not have a sufficient amount of interests in securities on deposit of a particular type to cover the claims of all participants credited with interests in securities of that type on the Euroclear operator’s records, all participants having an amount of interests in securities of that type credited to their accounts with the Euroclear operator will have the right under Belgian law to the return of their pro rata share of the amount of interests in securities actually on deposit.

Under Belgian law, the Euroclear operator is required to pass on the benefits of ownership in any interests in securities on deposit with it (such as dividends, voting rights and other entitlements) to any person credited with those interests in securities on its records.

Individual certificates in respect of the notes will not be issued in exchange for the registered global notes, except in very limited circumstances. If the Depositary notifies us that it is unwilling or unable to continue as a clearing system in connection with the registered global notes or ceases to be a clearing agency registered under the Exchange Act, and a successor clearing system is not appointed by us within 90 days after receiving that notice from the Depositary or upon becoming aware that the Depositary is no longer so registered, we will issue or cause to be issued individual certificates in registered form on registration of transfer of, or in exchange for, book-entry interests in the notes represented by registered global notes upon delivery of those registered global notes for cancellation.

Title to book-entry interests in the notes will pass by book-entry registration of the transfer within the records of Clearstream, Luxembourg, the Euroclear operator or the Depositary, as the case may be, in accordance with their respective procedures. Book-entry interests in the notes may be transferred within Clearstream, Luxembourg and within the Euroclear System and between Clearstream, Luxembourg and the Euroclear System in accordance with procedures established for these purposes by Clearstream, Luxembourg and the Euroclear operator. Book-entry interests in the notes may be transferred within the Depositary in accordance with procedures established for this purpose by the Depositary. Transfers of book-entry interests in the notes among Clearstream, Luxembourg and the Euroclear operator and the Depositary may be effected in accordance with procedures established for this purpose by Clearstream, Luxembourg, the Euroclear operator and the Depositary.

A further description of the Depositary’s procedures with respect to the registered global notes is set forth in this prospectus supplement under “The Depositary.” The Depositary has confirmed to us, DBSI, DBTCA and the trustee that it intends to follow those procedures.

Global Clearance and Settlement Procedures

Initial settlement for the notes offered on a global basis will be made in immediately available funds. Secondary market trading between the Depositary’s participants will occur in the ordinary way in accordance with the Depositary’s rules and will be settled in immediately available funds using the Depositary’s Same-Day Funds Settlement System. Secondary market trading between Clearstream, Luxembourg customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream, Luxembourg and the Euroclear System and will be settled using the procedures applicable to conventional Eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through the Depositary on the one hand, and directly or indirectly through Clearstream, Luxembourg customers or Euroclear participants, on the other, will be effected through the Depositary in accordance with the Depositary’s rules on behalf of the relevant European international clearing system by its U.S. depositary; however, these cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in the clearing system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering interests in the notes to or receiving interests in the notes from the Depositary, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to the Depositary. Clearstream, Luxembourg customers and Euroclear participants may not deliver instructions directly to their respective U.S. depositaries.

Because of time-zone differences, credits of interests in the notes received in Clearstream, Luxembourg or the Euroclear System as a result of a transaction with a Depositary participant will be made during subsequent securities settlement processing and dated the business day following the Depositary settlement date. Credits of interests or any transactions involving interests in the notes received in Clearstream, Luxembourg or the Euroclear System as a result of a transaction with a Depositary participant and settled during subsequent securities settlement processing will be reported to the relevant Clearstream, Luxembourg customers or Euroclear participants on the business day following the Depositary settlement date. Cash received in Clearstream, Luxembourg or the Euroclear System as a result of sales of interests in the notes by or through a Clearstream, Luxembourg customer or a Euroclear participant to a Depositary participant will be received with value on the Depositary settlement date but will be available in the relevant Clearstream, Luxembourg or Euroclear cash account only as of the business day following settlement in the Depositary.

Although the Depositary, Clearstream, Luxembourg and the Euroclear operator have agreed to the foregoing procedures in order to facilitate transfers of interests in the notes among participants of the Depositary, Clearstream, Luxembourg and Euroclear, they are under no obligation to perform or continue to perform the foregoing procedures and these procedures may be changed or discontinued at any time.

Tax Redemption

If specified in the applicable pricing supplement, we may redeem, in whole but not in part, any of the notes under our Series A program offered on a global basis at our option at any time prior to maturity, upon the giving of a notice of tax redemption as described below, if we determine that, as a result of:

•	any change in or amendment to the laws, or any regulations or rulings promulgated under the laws of a relevant jurisdiction (as defined below), or of any political subdivision or taxing authority thereof or therein affecting taxation; or

•	any change in official position regarding the application or interpretation of the laws, regulations or rulings referred to above, which change or amendment becomes effective or, in the case of a change in official position, is announced, on or after the date of the applicable pricing supplement, we have or will become obligated to pay additional amounts, as defined below under “—Payment of Additional Amounts,” with respect to any of those notes as described below under “—Payment of Additional Amounts.” See “Description of Notes—Exchangeable Notes—Payments upon Acceleration of Maturity or upon Tax Redemption.” The redemption price will be equal to 100% of the principal amount of the notes, except as otherwise specified in the applicable pricing supplement, together with accrued interest to the date fixed for redemption.

Prior to the giving of any notice of tax redemption, we will deliver to the trustee:

•	a certificate stating that we are entitled to effect the redemption and setting forth a statement of facts showing that the conditions precedent to our right to so redeem have occurred; and

•	an opinion of independent legal counsel satisfactory to the trustee to the effect that we are entitled to effect the redemption based on the statement of facts set forth in the certificate;

provided that no notice of tax redemption may be given earlier than 60 days prior to the earliest date on which we would be obligated to pay the additional amounts if a payment in respect of the notes were then due.

Notice of tax redemption will be given not less than 30 nor more than 60 days prior to the date fixed for redemption, which date and the applicable redemption price will be specified in the notice. Notice will be given in accordance with “—Notices” below.

The term “relevant jurisdiction” as used herein means Germany or the jurisdiction of residence or incorporation of any successor corporation and the jurisdiction of any relevant issuing branch.

Payment of Additional Amounts

Every net payment of the principal of and interest on any of the notes under our Series A program offered on a global basis, and any other amounts payable on such note will be made without any withholding or deduction for or on account of any present or future taxes, duties or governmental charges of any nature whatsoever imposed, levied or collected by or on behalf of any relevant jurisdiction, or by or on behalf of any political subdivision or authority therein or thereof having the power to tax (“withholding taxes”) unless such deduction or withholding is required by law. In such event, and if specified in the applicable pricing supplement, we will, with respect to any of the notes and subject to certain exceptions and limitations set forth below, pay any additional amounts (the “additional amounts”) to the beneficial owners of any note as may be necessary in order that every net payment of the principal of and interest on such note and any other amounts payable on such note, after withholding or deduction for or on account of any present or future tax, assessment or governmental charge imposed upon or as a result of the payment by a relevant jurisdiction, as defined above under “—Tax Redemption,” or any political subdivision or taxing authority thereof or therein, will not be less than the amount provided for in such note to be then due and payable.

We will not, however, make any payment of additional amounts to any beneficial owner on account of:

•	any present or future tax, assessment or other governmental charge that would not have been so imposed but for

•	any withholding taxes that are payable by reason of a holder or beneficial owner of the notes having some connection with any relevant jurisdiction other than by reason only of the mere holding or beneficial ownership of the notes; or

•	the presentation by or on behalf of the beneficial owner of such note for payment on a date more than 15 days after the date on which payment became due and payable or the date on which payment of such note is duly provided for, whichever occurs later;

•	any estate, inheritance, gift, sales, transfer, excise, capital gains, or personal property tax or any similar tax, assessment or governmental charge;

•	any tax, assessment or other governmental charge that is payable otherwise than by withholding or deduction from payments on or in respect of such note;

•	any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal of, or interest on, such note, if payment can be made without withholding by at least one other paying agent;

•	any tax, assessment or other governmental charge that would not have been imposed but for the failure to comply with certification, information or other reporting requirements concerning the nationality, residence or identity of the beneficial owner of such note, if compliance is required by statute or by regulation of a relevant jurisdiction or of any political subdivision or taxing authority thereof or therein as a precondition to relief or exemption from the tax, assessment or other governmental charge; or

•	any combination of the items listed above.

In addition, we will not be required to make any payment of additional amounts with respect to any note presented for payment:

•	with respect to any withholding taxes which are deducted or withheld pursuant to (i) European Council Directive 2003/48/EC or any other European Union Directive or Regulation implementing the conclusions of the ECOFIN Council meeting of 26-27 November 2000 on the taxation of savings income, or (ii) any international treaty or understanding entered into for the purpose of facilitating cooperation in the reporting and collection of savings income and to which (x) the United States, and (y) the European Union or Germany is a party, or (iii) any provision of law implementing, or complying with, or introduced to conform with, such Directive, Regulation, treaty or understanding; or

•

to the extent such deduction or withholding can be avoided or reduced if the holder or beneficial owner of the note makes a declaration of non-residence or other similar claim for exemption to the relevant tax authority or complies with any reasonable certification, documentation, information or other reporting requirement imposed by the relevant tax authority; provided, however, that the exclusion in this clause will not apply if the certification, information, documentation or other reporting requirement would be materially more onerous (in form, procedure or substance of information required to be disclosed) to the holder or beneficial owner of note than comparable information or other reporting requirements imposed under U.S. tax law, regulation and administrative practice (such as IRS Forms W-8 and W-9)

•	by or on behalf of a beneficial owner who would have been able to avoid such withholding or deduction by presenting the relevant note to another paying agent in a member state of the European Union.

Nor will we pay additional amounts with respect to any payment on a note to a holder who is a fiduciary or partnership or other than the sole beneficial owner of the payment to the extent the payment would be required by the laws of a relevant jurisdiction (or any political subdivision thereof) to be included in the income, for tax purposes, of a beneficiary or settlor with respect to the fiduciary or a member of the partnership or a beneficial owner who would not have been entitled to the additional amounts had the beneficiary, settlor, member or beneficial owner been the holder of the note.

Notices

Notices to holders of the notes will be given by mailing such notices to each holder by first class mail, postage prepaid, at the respective address of each holder as that address appears upon our books. Notices to be given to holders of a global note will be given only to the Depositary, as the registered holder, in accordance with its applicable policies as in effect from time to time. We expect that any such notices will be passed on by the Depositary to the beneficial owners of interests in the notes in accordance with the standard rules and procedures of the Depositary and its direct and indirect participants, including Clearstream, Luxembourg and the Euroclear operator. Notices to be given in respect of notes held in street name will be given only to the bank, broker or other financial institution in whose name the notes are registered, and not the owner of any beneficial interests. Notices to be given to holders of certificated (i.e., definitive) notes will be sent by mail to the respective addresses of the holders as they appear in the note register, and will be deemed given when mailed.

See also “Plan of Distribution—Series A Notes Offered on a Global Basis.”

UNITED STATES FEDERAL INCOME TAXATION

The following is a general discussion of the material U.S. federal income tax consequences of ownership and disposition of the notes to holders who will hold the notes as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended to the date hereof (the “Code”). This summary is based on the Code, administrative pronouncements, judicial decisions and currently effective and proposed Treasury regulations, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described below, possibly on a retroactive basis. This summary does not address all aspects of U.S. federal income taxation that may be relevant to an investor in light of the investor’s particular circumstances or to certain types of investors subject to special treatment under the U.S. federal income tax laws, such as certain former citizens or residents of the United States, certain financial institutions, insurance companies, real estate investment trusts, regulated investment companies, tax-exempt entities, dealers and certain traders in securities or foreign currencies, partnerships or other entities classified as partnerships for U.S. federal income tax purposes, persons who hold a note as a part of a hedging transaction, straddle, conversion or other integrated transaction, or a U.S. Holder (as defined below) who has a “functional currency” other than the U.S. dollar. You should consult your tax advisor regarding the application of U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or foreign jurisdiction.

The following discussion is subject to any additional discussion regarding U.S. federal income taxation set forth in the applicable product supplement and/or the applicable pricing supplement. Moreover, this discussion does not apply to any note that is not fully principally protected, many linked notes, mandatorily exchangeable notes or extendible notes. The tax treatment of these instruments will be specified in the applicable product supplement and/or the applicable pricing supplement. Accordingly, you should consult the applicable supplements for any additional discussion of U.S. federal income taxation before making a decision to invest in the specific instruments issued thereunder.

Tax Consequences to United States Holders

You are a “United States holder” if, for U.S. federal income tax purposes, you are a beneficial owner of a note who is (i) a citizen or resident of the United States; (ii) a corporation created or organized under the laws of the United States or any political subdivision thereof; or (iii) an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Payments of Interest

Unless otherwise indicated below or discussed in the applicable product supplement and/or pricing supplement, interest paid on a note will be taxable to a United States holder as ordinary interest income at the time it accrues or is received in accordance with the holder’s method of accounting for federal income tax purposes.

The amount of interest taxable as ordinary income will include amounts withheld, if any, in respect of non-U.S. taxes. Interest income earned by a United States holder with respect to a note will constitute foreign source income for U.S. federal income tax purposes if so specified in the applicable product supplement and/or pricing supplement.

Additional amounts paid pursuant to the obligations described under “Series A Notes Offered on a Global Basis—Payment of Additional Amounts” above will be treated as ordinary interest income.

Special rules governing the treatment of interest paid with respect to original issue discount notes, contingent notes and foreign currency notes are described below under “—Original Issue Discount,” “—Contingent Notes” and “—Foreign Currency Notes.”

Special rules governing the treatment of interest paid with respect to certain exchangeable notes, including optional, mandatory and reverse exchangeable notes, may apply and will be described in the applicable product and/or pricing supplement.

Original Issue Discount

A note that has an “issue price” that is less than its “stated redemption price at maturity” will be considered to have been issued at an original issue discount for federal income tax purposes (and will be referred to as an “original issue discount note”) unless the note satisfies a de minimis threshold (as described below) or is a “short-term note” (as defined below). The “issue price” of a note will be the first price at which a substantial amount of the notes is sold to the public (not including sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). The “stated redemption price at maturity” of a note generally will equal the sum of all payments required under the note other than payments of “qualified stated interest.” “Qualified stated interest” is stated interest unconditionally payable (other than in debt instruments of the issuer) at least annually during the entire term of the note and equal to the outstanding principal balance of the note multiplied by a single fixed rate of interest. In addition, qualified stated interest includes, among other things, stated interest on a “variable rate debt instrument” that is unconditionally payable (other than in debt instruments of the issuer) at least annually at a single qualified floating rate of interest or at a rate that is determined using a single fixed formula that is based on objective financial or economic information. In general, a rate is a qualified floating rate if variations in the rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which the note is denominated.

If the difference between a note’s stated redemption price at maturity and its issue price is less than a de minimis amount, i.e.,  1/4 of 1 percent of the stated redemption price at maturity multiplied by the number of complete years to maturity, then the note will not be considered to have original issue discount. United States holders of notes with a de minimis amount of original issue discount will include this original issue discount in income, as capital gain, on a pro rata basis as principal payments are made on the note.

A United States holder of original issue discount notes will be required to include any qualified stated interest payments in income in accordance with the holder’s method of accounting for federal income tax purposes. United States holders of original issue discount notes that mature more than one year from their date of issuance will be required to include original issue discount in income for federal tax purposes as it accrues in accordance with a constant-yield method based on a compounding of interest, regardless of whether cash attributable to this income is received. Under this method, United States holders of original issue discount notes generally will be required to include in income increasingly greater amounts of original issue discount in successive accrual periods.

A United States holder may make an election to include in gross income all interest that accrues on any note (including stated interest, acquisition discount, original issue discount, de minimis original issue discount, market discount, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium or acquisition premium) in accordance with such constant-yield method based on the compounding of interest (a “constant-yield election”).

A note that matures one year or less from its date of issuance (a “short-term note”) will be treated as being issued at a discount and none of the interest paid on the note will be treated as qualified stated interest. In general, a cash method United States holder of a short-term note is not required to accrue the discount for U.S. federal income tax purposes unless it elects to do so. Holders who so elect and certain other holders, including those who report income on the accrual method of accounting for federal income tax purposes, are required to include the discount in income as it accrues on a straight-line basis, unless another election is made to accrue the discount according to a constant-yield method based on daily compounding. In the case of a United States holder who is not required and who does not elect to include the discount in income currently, any gain realized on the sale, exchange, or retirement of the short-term note will be ordinary income to the extent of the discount accrued on a straight-line basis (or, if elected, according to a constant-yield method based on daily compounding) through the date of sale, exchange or retirement. In addition, those United States holders will be required to defer deductions for any interest paid on indebtedness incurred to purchase or carry short-term notes in an amount not exceeding the accrued discount until the accrued discount is included in income.

We may have an unconditional option to redeem, or United States holders may have an unconditional option to require us to redeem, a note prior to its stated maturity date. Under applicable regulations, if we have an unconditional option to redeem a note prior to its stated maturity date, this option will be presumed to be exercised if, by utilizing any date on which the note may be redeemed as the maturity date and the amount payable on that date in accordance with the terms of the note as the stated redemption price at maturity, the yield on the note would be lower than its yield to maturity. If the United States holders have an unconditional option to require us to redeem a note prior to its stated maturity date, this option will be presumed to be exercised if making the same assumptions as those set forth in the previous sentence, the yield on the note would be higher than its yield to maturity. If, notwithstanding these presumptions, such an option were not in fact exercised, the note would be treated solely for purposes of calculating original issue discount as if it were redeemed, and a new note were issued, on the presumed exercise date for an amount equal to the note’s adjusted issue price on that date. The adjusted issue price of an original issue discount note is defined as the sum of the issue price of the note and the aggregate amount of previously accrued original issue discount, less any prior payments other than payments of qualified stated interest. If a note provides for conditional options to redeem (or otherwise calls for alternative payment schedules if a contingency occurs) and the timing and amount of the redemption price (or alternative payments) is known as of the issue date of such note, the payment schedule that is significantly more likely than not to occur is used to determine the yield and maturity of the debt instrument.

Market Discount

If a United States holder purchases a note (other than a short-term note) for an amount that is less than its stated redemption price at maturity or, in the case of an original issue discount note, its adjusted issue price, the amount of the difference will be treated as market discount for federal income tax purposes, unless this difference is less than a specified de minimis amount.

A United States holder will be required to treat any principal payment (or, in the case of an original issue discount note, any payment that does not constitute qualified stated interest) on, or any gain on the sale, exchange, retirement or other disposition of a note, as ordinary income to the extent of the market discount accrued on the note at the time of the payment or disposition unless this market discount has been previously included in income by the United States holder pursuant to an election by the holder to include market discount in income as it accrues, or pursuant to a constant-yield election by the holder as described under “—Original Issue Discount” above. If the note is disposed of in certain nontaxable transactions, accrued market discount will be includible as ordinary income to the United States holder as if such holder had sold the note in a taxable transaction at its then fair market value. In addition, the United States holder may be required to defer, until the maturity of the note or its earlier disposition (including certain nontaxable transactions), the deduction of all or a portion of the interest expense on any indebtedness incurred or maintained to purchase or carry such note.

If a United States holder makes a constant-yield election for a note with market discount, such election will result in a deemed election for all market discount bonds acquired by the holder on or after the first day of the first taxable year to which such election applies.

Acquisition Premium and Amortizable Bond Premium

A United States holder who purchases a note for an amount that is greater than the note’s adjusted issue price but less than or equal to the sum of all amounts payable on the note after the purchase date other than payments of qualified stated interest will be considered to have purchased the note at an acquisition premium. Under the acquisition premium rules, the amount of original issue discount that the United States holder must include in its gross income with respect to the note for any taxable year will be reduced by the portion of acquisition premium properly allocable to that year.

If a United States holder purchases a note for an amount in excess of the sum of all amounts payable on the note after the purchase date (other than payments of qualified stated interest), the holder generally will be considered to have purchased the note with amortizable bond premium equal in amount to such excess. The holder generally may elect to amortize this premium, using a constant-yield method, over the remaining term of the note (where the note is not optionally redeemable prior to its maturity date). If, however, the note may be optionally redeemed prior to maturity after the holder has acquired it, the amount of amortizable bond premium is determined by substituting the redemption date for the maturity date and the redemption price for the amount payable at maturity if and only if the substitution results in a smaller amount of premium attributable to the period before the redemption date. A United States holder may generally use the amortizable bond premium allocable to an accrual period to offset qualified stated interest required to be included in such holder’s income with respect to the note in that accrual period. A holder who elects to amortize bond premium must reduce its tax basis in the note by the amount of the premium amortized in any year. An election to amortize bond premium applies to all taxable debt obligations then owned and thereafter acquired by the holder and may be revoked only with the consent of the United States Internal Revenue Service (the “IRS”).

If a United States holder makes a constant-yield election (as described under “—Original Issue Discount” above) for a note with amortizable bond premium, such election will result in a deemed election to amortize bond premium for all of the holder’s debt instruments with amortizable bond premium and may be revoked only with the permission of the IRS with respect to debt instruments acquired after revocation.

Sale, Exchange or Retirement of the Notes

Upon the sale, exchange or retirement of a note, a United States holder will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and the holder’s adjusted tax basis in the note. For these purposes, the amount realized does not include any amount attributable to accrued interest on the note. Amounts attributable to accrued interest are treated as interest as described under “—Payments of Interest” above.

Except as described below, gain or loss realized on the sale, exchange or retirement of a note generally will be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange or retirement the note has been held for more than one year. Exceptions to this general rule apply to the extent of any accrued market discount or, in the case of a short-term note, to the extent of any accrued discount not previously included in the holder’s taxable income. See “—Original Issue Discount” and “—Market Discount” above. In addition, other exceptions to this general rule apply in the case of contingent notes and foreign currency notes. See “—Contingent Notes” and “—Foreign Currency Notes” below.

Contingent Notes

Certain floating rate notes, certain optionally exchangeable notes and certain other notes issued pursuant to this prospectus supplement might be subject to the rules governing contingent payment debt instruments (“contingent notes”). Generally, a contingent note provides for an alternative payment schedule or schedules applicable on the occurrence of a contingency or contingencies, other than a remote or incidental contingency, whether such contingency relates to payments of interest or of principal. Contingent notes generally will be subject to the original issue discount provisions of the Code and the Treasury regulations issued thereunder, and United States holders will be required to accrue as interest income the original issue discount as set forth below.

No payment on a contingent note will be qualified stated interest. Instead, a United States holder must account for interest for U.S. federal income tax purposes based on a “comparable yield” and the differences between actual payments on the note and the note’s “projected payment schedule”. We will determine the “comparable yield” for the contingent notes at the time of issuance of such notes. The comparable yield is the yield at which we could issue a fixed rate debt instrument with terms similar to those of the contingent note, including the level of subordination, term, timing of payments and general market conditions, but excluding any adjustments for the riskiness of the contingencies or the liquidity of the contingent note. The comparable yield may be greater than or less than the stated interest, if any, with respect to the contingent note.

Solely for purposes of determining the amount of interest income that a United States holder will be required to accrue, we also will construct a “projected payment schedule” in respect of the contingent note representing a series of payments the amount and timing of which would produce a yield to maturity on the contingent note equal to the comparable yield. The applicable product supplement and/or pricing supplement for a contingent note either will specify the relevant comparable yield and projected payment schedule for a given contingent note or will specify the name, address and telephone number of the individual from whom you may obtain such information upon submission of a written request. For U.S. federal income tax purposes, a United States holder will be required to use the comparable yield and the projected payment schedule established by us in determining the holder’s interest accruals and the adjustments thereto in respect of a contingent note, unless the holder timely discloses the use of other estimates to the IRS.

Neither the comparable yield nor the projected payment schedule will constitute a representation by us regarding the actual amount, if any, that we will pay on a contingent note.

Subject to a sale, exchange or retirement of a contingent note, United States holders will be required to accrue an amount of original issue discount for U.S. federal income tax purposes, for each accrual period prior to and including the maturity date of such note, that equals:

•	the product of (i) the adjusted issue price of the note (as defined below for these purposes) as of the beginning of the accrual period and (ii) the comparable yield of the note, adjusted for the length of the accrual period;

•	divided by the number of days in the accrual period; and

•	multiplied by the number of days during the accrual period that said United States holder held the note.

For these purposes, the “adjusted issue price” is the issue price increased by any interest income previously accrued (without regard to any adjustments, as described below), and decreased by the amount of all prior scheduled payments with respect to the contingent note.

A United States holder also will be required to recognize interest income equal to the amount of any net positive adjustment, i.e., the excess of actual payments over projected payments, in respect of a contingent note for a taxable year. A net negative adjustment, i.e., the excess of projected payments over actual payments, in respect of a contingent note for a taxable year:

•	will first reduce the amount of interest in respect of the contingent note that a United States holder would otherwise be required to include in income in the taxable year; and

•	to the extent of any excess, will give rise to an ordinary loss equal to the excess of:

•	the amount of all previous interest inclusions under the contingent note over

•	the total amount of the United States holder’s net negative adjustments treated as ordinary loss on the contingent note in prior taxable years.

Any net negative adjustment in excess of the amounts described above will be carried forward to offset future interest income in respect of the contingent note or to reduce the amount realized on a sale, exchange or retirement of the contingent note. A net negative adjustment is not subject to the limitation imposed on miscellaneous itemized deductions under Section 67 of the Code.

Where a United States holder purchases a contingent note for a price other than its adjusted issue price, the difference between the purchase price and the adjusted issue price must be reasonably allocated to the daily portions of interest or projected payments with respect to the contingent note over its remaining term and treated as a positive or negative adjustment, as the case may be, with respect to each period to which it is allocated.

Upon a sale, exchange or retirement of a contingent note (including upon the delivery of securities or other property pursuant to the terms of the contingent note), a United States holder generally will recognize taxable gain or loss equal to the difference between the amount received from the sale, exchange or retirement and the holder’s adjusted tax basis in the contingent note. The adjusted tax basis of a contingent note will equal the cost thereof, increased by the amount of interest income previously accrued in respect of the note and decreased by the amount of all prior scheduled payments with respect to the note. The amount received will equal the fair market value (determined at the time of the sale, exchange or retirement) of any property received, including any shares of securities received, plus the amount of any cash received. A holder generally will treat any gain as interest income and any loss first as ordinary loss, to the extent of previous interest inclusions in excess of the total net negative adjustments previously taken into account as ordinary losses, and then as a capital loss. Such losses are not subject to the limitation imposed on miscellaneous itemized deductions under Section 67 of the Code. The deductibility of capital losses, however, is subject to limitations. Additionally, a United States holder who recognizes a loss above certain thresholds may be required to file a disclosure statement with the IRS. United States holders should consult their tax advisors regarding this reporting obligation.

A United States holder’s tax basis in any property received, including any shares of securities received, upon a sale, exchange or retirement of a contingent note will equal the fair market value of such property, determined at the time of the exchange. The holder’s holding period for such property will commence on the day after its receipt.

Foreign Currency Notes

We refer to notes the interest and principal on which are payable in a single currency other than the U.S. dollar as “foreign currency notes.” The following summary does not describe special rules applicable to currency-linked notes, contingent notes payable in a foreign currency, or notes providing for payments in more than one currency. Holders should refer to the applicable product supplement and/or pricing supplement for a discussion of such special rules.

The rules applicable to foreign currency notes could require some or all of the gain or loss on the sale, exchange or retirement of a foreign currency note to be recharacterized as ordinary income or loss. The rules applicable to foreign currency notes are complex and may depend on the holder’s particular circumstances. For example, whether a holder should make one of several elections that are available under these rules may depend on the holder’s particular circumstances. United States holders are urged to consult their own tax advisors regarding the U.S. federal income tax consequences of the ownership and disposition of foreign currency notes.

A United States holder who uses the cash method of accounting and who receives a payment of qualified stated interest (or who receives proceeds from a sale, exchange or other disposition attributable to accrued interest) in a foreign currency with respect to a foreign currency note will be required to include in income the U.S. dollar value of the foreign currency payment (determined based on the spot rate on the date the payment is received) regardless of whether the payment is in fact converted to U.S. dollars at the time, and this U.S. dollar value will be the United States holder’s tax basis in the foreign currency.

An accrual method United States holder will be required to include in income the U.S. dollar value of the amount of interest income (including original issue discount or market discount, but reduced by acquisition premium and amortizable bond premium, to the extent applicable) that has accrued and is otherwise required to be taken into account with respect to a foreign currency note during an accrual period. The U.S. dollar value of the accrued income will be determined by translating the income at the average rate of exchange for the accrual period or, with respect to an accrual period that spans two taxable years, at the average rate for the partial period within the taxable year. The United States holder will recognize ordinary income or loss (which will not be treated as interest income or expense) with respect to accrued interest income on the date the interest payment or proceeds from the sale, exchange or other disposition attributable to accrued interest is actually received. The amount of ordinary income or loss recognized will equal the difference between the U.S. dollar value of the foreign currency payment received (determined based on a spot rate on the date the payment is received) in respect of the accrual period (or, where a holder receives U.S. dollars, the amount of the payment in respect of the accrual period) and the U.S. dollar value of interest income that has accrued during the accrual period (as determined above). Rules similar to these rules apply in the case of a cash method taxpayer required to accrue original issue discount or market discount.

An accrual method United States holder may elect to translate interest income (including original issue discount) into U.S. dollars at the spot rate on the last day of the interest accrual period (or, in the case of a partial accrual period, the spot rate on the last day of the taxable year) or, if the date of receipt is within five business days of the last day of the interest accrual period, the spot rate on the date of receipt. A United States holder that makes this election must apply it consistently to all debt instruments from year to year and cannot change the election without the consent of the IRS.

Original issue discount, market discount, acquisition premium and amortizable bond premium on a foreign currency note are to be determined in the relevant foreign currency. Where the taxpayer elects to include market discount in income currently, the amount of market discount will be determined for any accrual period in the relevant foreign currency and then translated into U.S. dollars on the basis of the average rate in effect during the accrual period. Exchange gain or loss realized with respect to such accrued market discount shall be determined in accordance with the rules relating to accrued interest described above.

If an election to amortize bond premium is made, amortizable bond premium taken into account on a current basis shall reduce interest income in units of the relevant foreign currency. Exchange gain or loss is realized on amortized bond premium with respect to any period by treating the bond premium amortized in the period in the same manner as on the sale, exchange or retirement of the foreign currency note. Any exchange gain or loss will be ordinary income or loss as described below. If the election is not made, any loss realized on the sale, exchange or retirement of a foreign currency note with amortizable bond premium by a United States holder who has not elected to amortize the premium will be a capital loss to the extent of the bond premium.

A United States holder’s tax basis in a foreign currency note, and the amount of any subsequent adjustment to the holder’s tax basis, will be the U.S. dollar value of the foreign currency amount paid for such foreign currency note, or of the foreign currency amount of the adjustment, determined on the date of the purchase or adjustment. A United States holder who purchases a foreign currency note with previously owned foreign currency will recognize ordinary income or loss in an amount equal to the difference, if any, between such United States holder’s tax basis in the foreign currency and the U.S. dollar fair market value of the foreign currency note on the date of purchase.

Gain or loss realized upon the sale, exchange or retirement of a foreign currency note that is attributable to fluctuations in currency exchange rates will be ordinary income or loss and will not be treated as interest income or expense. Gain or loss attributable to fluctuations in exchange rates will equal the difference between (i) the U.S. dollar value of the foreign currency principal amount of the note, determined on the date the payment is received or the note is disposed of, and (ii) the U.S. dollar value of the foreign currency principal amount of the note, determined on the date the United States holder acquired the note. Payments received attributable to accrued interest will be treated in accordance with the rules applicable to payments of interest on foreign currency notes described above. The foreign currency gain or loss will be recognized only to the extent of the total gain or loss realized by the holder on the sale, exchange or retirement of the foreign currency note. The source of the foreign currency gain or loss will be determined by reference to the residence of the holder or the “qualified business unit” of the holder on whose books the note is properly reflected. Any gain or loss realized by holders in excess of the foreign currency gain or loss will be capital gain or loss except to the extent of any accrued market discount or, in the case of short-term note, any discount not previously included in the holder’s income. A United States holder who recognizes a loss upon a sale, exchange or retirement of a foreign currency note above certain thresholds may be required to file a disclosure statement with the IRS. United States holders should consult their tax advisors regarding this reporting obligation.

A United States holder will have a tax basis in any foreign currency received on the sale, exchange or retirement of a foreign currency note equal to the U.S. dollar value of the foreign currency, determined at the time of sale, exchange or retirement. A cash method taxpayer who buys or sells a foreign currency note is required to translate units of foreign currency paid or received into U.S. dollars at the spot rate on the settlement date of the purchase or sale. Accordingly, no exchange gain or loss will result from currency fluctuations between the trade date and the settlement date of the purchase or sale. An accrual-method taxpayer may elect the same treatment for all purchases and sales of foreign currency obligations, provided that the notes are traded on an established securities market. This election may not be changed without the consent of the IRS. Any gain or loss realized by a United States holder on a sale or other disposition of foreign currency (including its exchange for U.S. dollars or its use to purchase foreign currency notes) will be ordinary income or loss.

Mandatorily Exchangeable Notes

Holders should refer to the applicable product supplement and/or pricing supplement for a discussion of the U.S federal taxation consequences of owning and disposing of a mandatorily exchangeable note.

Reverse Exchangeable Notes

Holders should refer to the applicable product supplement and/or pricing supplement for a discussion of the U.S federal taxation consequences of owning and disposing of a reverse exchangeable note.

Tax Consequences to Non-United States Holders

Other than as discussed in the applicable product supplement and/or pricing supplement, the following are the tax consequences of the ownership and disposition of notes for non-United States holders.

As used herein, the term “non-United States holder” means a beneficial owner of notes for U.S. federal income tax purposes that is: (i) a nonresident alien individual, (ii) a foreign corporation or (iii) a foreign estate or trust. A holder is not a non-United States holder if such holder is an individual present in the United States for 183 days or more in the taxable year of disposition. Such a non-United States holder should consult his or her own tax advisor regarding the U.S. federal income tax consequences of the ownership and disposition of a note.

Payments to a non-United States holder on the notes and any gain realized on the sale or exchange of the notes will be exempt from U.S. federal income tax (including withholding tax); provided, generally, that such holder fulfills the certification requirement described in the next sentence and such amounts are not effectively connected with such holder’s conduct of a trade or business in the United States. If you are a non-United States holder, you may fulfill the certification requirement referred to in the preceding sentence by certifying on IRS Form W-8BEN, under penalties of perjury, that you are not a United States person and providing your name and address or otherwise satisfying applicable documentation requirements.

If you are engaged in a trade or business in the United States, and if payments on the notes are effectively connected with the conduct of that trade or business, you generally will be taxed in the same manner as a United States holder. If the preceding sentence applies to you, then in order to claim an exemption from withholding tax, you will be required to provide a properly executed IRS Form W-8ECI in lieu of IRS Form W-8BEN. If this paragraph applies to you, you are urged to consult your own tax advisor with respect to other U.S. tax consequences of the ownership and disposition of the Notes, including the possible imposition of a 30% branch profits tax.

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with payments on the notes and the proceeds from a sale or other disposition of the notes. A United States holder may be subject to U.S. backup withholding at the rates specified in the Code on these payments if such holder fails to provide its tax identification number to the paying agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding. If you are a non-United States holder and you comply with the certification procedures described in the preceding section, you generally will establish an exemption from backup withholding.

Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against the holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS.

The U.S. federal income tax discussion set forth above is included for general information only and may not be applicable depending upon a holder’s particular situation. Holders should consult their own tax advisors with respect to the tax consequences to them of the ownership and disposition of the notes, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in federal or other tax laws.

TAXATION BY GERMANY OF NON-RESIDENT HOLDERS

The following is a general discussion of certain German income tax consequences of the acquisition, ownership and disposition of notes to original purchasers of the notes. This summary is based on the laws currently in force and as applied in practice on the date of this document, which are subject to change, possibly with retroactive effect. The information provided below does not purport to be a complete, exhaustive or final summary of the tax law and practice currently applicable in the Federal Republic of Germany. Investors or other interested parties are required to obtain individual tax advice in connection with the acquisition and holding, as well as the sale or repayment, of notes.

Interest Payment on Notes. Payment of interest to individuals who are not tax residents of the Federal Republic of Germany (i.e., persons who have neither their residence nor their customary place of abode in the Federal Republic of Germany) or who are corporations which do not maintain their statutory seat or principal place of management in the Federal Republic of Germany (“foreign corporations”) and have no connection with the Federal Republic of Germany other than the receipt of payments in respect of the notes, are generally exempt from any taxation by the Federal Republic of Germany, provided that the notes do not fall into a category of income from German sources (e.g., do not form part of a permanent establishment in the Federal Republic of Germany).

German Interest Withholding Tax. If interest on a note that is kept or administered in a German securities deposit account by a German bank or a German financial institution (which term includes a German branch of a foreign financial institution but excludes a foreign branch of a German financial institution) is received by a person who is not a resident of the Federal Republic of Germany and who is taxable in the Federal Republic of Germany only with respect to certain German source income, and if, according to German tax law, such interest falls into a category of taxable income from German sources (e.g., income effectively connected with a German trade or business) which is subject to a limited income tax liability on a special basis, such interest is subject to a withholding tax (Zinsabschlagsteuer) of 30% (plus a 5.5% solidarity surcharge (Solidaritätszuschlag) thereon, so that the effective rate of withholding is 31.65%). Upon the disposition of the notes, interest accrued between interest payment dates (Stückzinsen) is also subject to this withholding tax and solidarity surcharge. Such taxes may be credited as prepayment against the German personal or corporate income tax and solidarity surcharge liability of such non-residents.

Capital Gains. Capital gains realized by persons who are not tax residents of the Federal Republic of Germany from the sale or other disposition of notes that are not held as part of a permanent establishment or fixed base in the Federal Republic of Germany and are not classified as financial innovations (see below) will not be subject to tax in the Federal Republic of Germany.

Special Rules for Financial Innovations. Special rules apply to notes that are classified as financial innovations (Finanzinnovationen) under German tax law, such as floating rate notes. Gains derived from the sale or redemption of financial innovations held by a non-resident (provided that the interest falls into a category of income from German sources) are subject to German income tax to the extent such gains are treated as interest income. The amount treated as interest income and accrued during the investor’s holding period is calculated on the basis of the yield at launch (if determinable) or, alternatively, on the excess of the sales or repayment proceeds over the acquisition cost, i.e., the market yield. Such gains are subject to a withholding tax (Zinsabschlagsteuer) of 30% (plus a 5.5% solidarity surcharge (Solidaritätszuschlag) thereon, so that the effective rate of withholding is 31.65%) if the financial innovations are kept or administered in a German securities deposit account by a German bank or a German financial institution (which term includes a German branch of a foreign financial institution but excludes a foreign branch of a German financial institution). If the German bank or financial institution held the notes in custody for the investor from acquisition to sale or repayment, the withholding tax is levied on an amount equal to the market yield. If the notes have not been so held, the withholding tax will be levied on an amount equal to 30% of the proceeds from the sale or repayment of the notes.

Other Taxes. No estate, inheritance or gift taxes with respect to any note will arise under the laws of the Federal Republic of Germany if, in the case of estate and inheritance taxes, both the decedent and the beneficiary, and, in the case of gift taxes, both the donor and the donee, are non-residents of the Federal Republic of Germany and such note is not attributable to a permanent establishment in the Federal Republic of Germany. No stamp, issue, registration or similar taxes or duties will be payable in the Federal Republic of Germany in connection with the issuance, delivery or execution of the notes.

EU Directive on the Taxation of Savings Income. On June 3, 2003, the European Council of Economics and Finance Ministers agreed to proposals that will require Member States to provide to the tax authorities of another Member State details of payments of interest (or similar income) paid by a person within its jurisdiction to an individual resident in that other Member State; except that, for a transitional period, Belgium, Luxembourg and Austria will instead be required to operate a withholding system in relation to such payments (the end of such transitional period is dependent upon the conclusion of other agreements relating to information exchange with certain other countries). Provided that certain conditions are met, the directive is scheduled to take effect on January 1, 2005.

BENEFIT PLAN INVESTOR CONSIDERATIONS

A fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including entities such as collective investment funds, partnerships and separate accounts whose underlying assets include the assets of such plans (collectively, “ERISA Plans”) should consider the fiduciary standards of ERISA in the context of the ERISA Plans’ particular circumstances before authorizing an investment in the notes. Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the ERISA Plan.

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans, as well as individual retirement accounts and Keogh plans subject to Section 4975 of the Code (together with ERISA Plans, “Plans”), from engaging in certain transactions involving the “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code (“Parties in Interest”) with respect to such Plans. As a result of our business, we are a Party in Interest with respect to many Plans. Where we are a Party in Interest with respect to a Plan (either directly or by reason of ownership of our subsidiaries), the purchase and holding of the notes by or on behalf of the Plan would be a prohibited transaction under Section 406(a)(1) of ERISA and Section 4975(c)(1) of the Code, unless exemptive relief were available under an applicable statutory or administrative exemption (as described below) or there was some other basis on which the transaction was not prohibited.

Accordingly, unless otherwise provided in the applicable product supplement or pricing supplement, the notes may not be purchased or held by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchaser or holder is eligible for the exemptive relief available under Prohibited Transaction Class Exemption (“PTCE”) 96-23, 95-60, 91-38, 90-1 or 84-14 issued by the U.S. Department of Labor or there is some other basis on which the purchase and holding of the notes is not prohibited. Each purchaser or holder of the notes or any interest therein will be deemed to have represented by its purchase of the notes that (a) its purchase and holding of the notes is not made on behalf of or with “plan assets” of any Plan or (b) its purchase and holding of the notes will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) are not subject to these “prohibited transaction” rules of ERISA or Section 4975 of the Code, but may be subject to similar rules under other applicable laws or documents (“Similar Laws”). Accordingly, each purchaser or holder of the notes shall be deemed to represent by its acquisition of a note that its acquisition and holding is not prohibited under applicable Similar Laws.

Due to the complexity of the applicable rules, it is particularly important that fiduciaries or other persons considering purchasing the notes on behalf of or with “plan assets” of any Plan consult with their counsel regarding the relevant provisions of ERISA, the Code or any Similar Laws and the availability of exemptive relief under such laws.

Each purchaser and holder of the notes has exclusive responsibility for ensuring that its purchase and holding of the notes does not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any Similar Laws. The sale of any notes to any Plan or plan subject to similar laws is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by such plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

PLAN OF DISTRIBUTION

We are offering the Series A notes on a continuing basis through DBSI and DBTCA (to the extent either or both of them is named in the applicable pricing supplement), which we refer to individually as an “agent” and together as the “agents.” In addition, we may offer the Series A notes through certain other agents to be named in the applicable pricing supplement. Any offering through DBSI and DBTCA will be conducted separately pursuant to separate distribution agreements. DBSI and DBTCA will not join together in any syndicate or group for the purpose of selling the securities to investors, and will not grant or receive any selling concessions, discounts or other allowances to or from each other with respect to the distribution of the securities. DBTCA is not a member of the NASD and, accordingly, is not subject to the NASD’s rules or supervisory authority. DBSI is an NASD member and is subject to the NASD’s rules and supervision.

The agents will act on either a reasonable efforts or firm commitment basis to solicit offers to purchase these notes. Unless otherwise indicated in the applicable pricing supplement, agents will act on a reasonable efforts basis. We will have the sole right to accept offers to purchase these notes and may reject any offer in whole or in part. Each agent may reject, in whole or in part, any offer it solicited to purchase notes. We will pay an agent, in connection with sales of these securities resulting from a solicitation that agent made or an offer to purchase the agent received, a commission set forth in the applicable pricing supplement.

We may also sell these notes to an agent (other than DBTCA) as principal for its own account at discounts to be agreed upon at the time of sale within the range of the commissions as disclosed in the applicable pricing supplement. That agent may resell these notes to investors and other purchasers at a fixed offering price or at prevailing market prices, or prices related thereto at the time of resale or otherwise, as that agent determines and as we will specify in the applicable pricing supplement. An agent may offer the notes it has purchased as principal to other dealers. That agent may sell the notes to any dealer at a discount and, unless otherwise specified in the applicable pricing supplement, the discount allowed to any dealer will not be in excess of the discount that agent will receive from us. After the initial public offering of notes that an agent is to resell on a fixed public offering price basis, the agent may change the public offering price, concession and discount.

Each of the agents may be deemed to be an “underwriter” within the meaning of the Securities Act. We and the agents have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act, or to contribute to payments made in respect of those liabilities. We have also agreed to reimburse the agents for specified expenses.

To the extent the total aggregate principal amount of notes offered pursuant to a pricing supplement is not purchased by investors, one or more of our affiliates may agree to purchase for investment the unsold portion. As a result, upon completion of an offering, our affiliates may own up to approximately 10% of the notes offered in that offering.

Unless otherwise provided in the applicable pricing supplement, we do not intend to apply for the listing of these notes on a national securities exchange, but have been advised by DBSI that it intends to make a market in these notes, as applicable laws and regulations permit. DBSI is not obligated to do so, however, and it may discontinue making a market at any time without notice. No assurance can be given as to the liquidity of any trading market for these notes.

DBSI and DBTCA are wholly owned indirect subsidiaries of the Bank. Because DBSI is an affiliate of the Bank, any distribution of the securities offered hereby will be made in compliance with the applicable provisions of NASD Rule 2720 regarding an NASD member firm’s distributing the securities of an affiliate. Following the initial distribution of these notes, each agent may offer and sell those notes in the course of its business as a broker-dealer. An agent (other than DBTCA, which would only act as an agent) may act as principal or agent in those transactions and will make any sales at varying prices related to prevailing market prices at the time of sale or otherwise. The agents may use this prospectus supplement in connection with any of those transactions. No agent is obligated to make a market in any of these notes and any agent that does make a market may discontinue doing so at any time without notice.

Neither of the agents nor any dealer utilized in the initial offering of these notes will confirm sales to accounts over which it exercises discretionary authority without the prior specific written approval of its customer.

In order to facilitate the offering of these notes, the agents may engage in transactions that stabilize, maintain or otherwise affect the price of these notes or any other securities the prices of which may be used to determine payments on these notes. Specifically, the agents may sell more notes than they are obligated to purchase in connection with the offering, creating a short position for their own accounts. A short sale is covered if the short position is no greater than the number or amount of notes available for purchase by the agents under any overallotment option. The agents can close out a covered short sale by exercising the overallotment option or purchasing these notes in the open market. In determining the source of notes to close out a covered short sale, the agents will consider, among other things, the open market price of these notes compared to the price available under the overallotment option. The agents may also sell these notes or any other notes in excess of the overallotment option, creating a naked short position. The agents must close out any naked short position by purchasing notes in the open market. A naked short position is more likely to be created if the agents are concerned that there may be downward pressure on the price of these notes in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the agents may bid for, and purchase, these notes or any other securities in the open market to stabilize the price of these securities or of any other securities. Finally, in any offering of the notes through a syndicate of underwriters, the underwriting syndicate may also reclaim selling concessions allowed to an underwriter or a dealer for distributing these notes in the offering, if the syndicate repurchases previously distributed notes to cover syndicate short positions or to stabilize the price of these notes. Any of these activities may raise or maintain the market price of these notes above independent market levels or prevent or retard a decline in the market price of these notes. The agents are not required to engage in these activities, and may end any of these activities at any time.

Concurrently with the offering of these notes through the agents, we may issue other debt securities under the indenture referred to in this prospectus supplement.

Notes Offered on a Global Basis

If the applicable pricing supplement indicates that any of our notes will be offered on a global basis, those registered global notes will be offered for sale in those jurisdictions outside of the United States where it is legal to make offers for sale of those securities.

Each of the agents has represented and agreed, and any other agent through which we may offer these notes on a global basis will represent and agree, that it will comply with all applicable laws and regulations in force in any jurisdiction in which it purchases, offers, sells or delivers the notes or possesses or distributes the applicable pricing supplement, this prospectus supplement or the accompanying prospectus and will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the notes under the laws and regulations in force in any jurisdiction to which it is subject or in which it makes purchases, offers or sales of the notes, and we shall not have responsibility for the agent’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

Purchasers of any notes offered on a global basis may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the issue price set forth on the cover page hereof.

LEGAL MATTERS

Certain legal matters with respect to United States and New York law with respect to the validity of certain of the offered securities will be passed upon for the Bank by Cleary Gottlieb Steen & Hamilton LLP. Certain legal matters with respect to German law will be passed upon for the Bank by Group Legal Services of the Bank. Davis Polk & Wardwell will pass upon certain legal matters with respect to United States and New York law with respect to the validity of certain of the offered securities for any underwriters, dealers or selling agents. Cleary Gottlieb Steen & Hamilton LLP and Davis Polk & Wardwell have in the past represented the Bank and its affiliates and continue to represent the Bank and its affiliates on a regular basis and in a variety of matters.

No person is authorized to give any information or to make any supplement representations other than those contained or incorporated by reference in this prospectus supplement, and, if given or made, such information or representations must not be relied upon as having been authorized. This prospectus supplement does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described herein or in the accompanying pricing supplement or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus supplement or the accompanying pricing supplement, nor any sale made hereunder and thereunder shall, under any circumstances, create any implication that there has been no change in the affairs of Deutsche Bank AG since the date hereof or that the information contained or incorporated by reference herein or therein is correct as of any time subsequent to the date of such information.

  Deutsche Bank AG

Global Notes

Series A